Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-110851

PROSPECTUS

ADVANT-E CORPORATION

551,863 COMMON SHARES, $.001 PAR VALUE

The registration statement of which this prospectus is a part relates to the offer and sale of up to 551,863 shares of common stock, par value $.001, for sale by certain security holders.

We are registering shares of the Company’s common stock for resale by certain security holders and we will only receive proceeds to the extent that outstanding warrants are exercised for cash. All other shares being registered were issued upon conversion of outstanding Convertible Subordinated Notes or upon warrant holders’ exchanging their warrants for common stock via the cashless exercise option. We derived no proceeds from the conversion of such Convertible Subordinated Notes into shares of the Company’s common stock or from the exchanging of warrants for common stock via the cashless exercise option, nor will we derive proceeds from the resale of such shares. The shares to be registered for sale by selling security holders were issued as a result of the conversion of Convertible Subordinated Notes into 348,066 common shares; were issued as a result of the exchange of warrants for 83,797 common shares in connection with the same Convertible Subordinated Notes; will possibly be issued as a result of the exercise in the future of warrants that were issued in connection with the same Convertible Subordinated Notes for up to 100,000 shares; and will possibly be issued as a result of the exercise in the future of a warrant issued pursuant to an agreement for services rendered for up to 20,000 common shares.

The Company has retained no underwriter to assist in selling the common shares.

The Company’s common shares are traded on the over-the-counter Bulletin Board under the symbol “AVEE.”

THE PURCHASE OF THE COMMON SHARES INVOLVES A HIGH DEGREE OF RISK AND POTENTIAL DILUTION. SEE “ RISK FACTORS” BEGINNING ON PAGE 4 AND DILUTION ON PAGE 12.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November 2, 2005.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCE, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY STATE WHERE SUCH OFFER WOULD BE UNLAWFUL.

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. THE SELLING SECURITY HOLDERS ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED.

PROSPECTUS SUMMARY

This prospectus contains statements about our future operations, which involve risks and uncertainties. Our actual results could differ in important ways from our anticipated future operations, due to many factors, including “Risk Factors,” beginning on page 4, and other factors. We have attempted to summarize only the most significant aspects of the prospectus. You should be aware that this Prospectus Summary does not contain all the information that may be important to you. You should read the entire prospectus, especially “Risk Factors” and the Consolidated Financial Statements and Notes, before deciding to invest in the Company’s common shares.

The Company: (Advant-e Corporation and its wholly-owned subsidiary, Edict Systems, Inc.)

The Company provides business-to-business electronic commerce products and services focusing primarily on supply chain connectivity. The Company provides high-quality, cost-effective solutions which give the Company’s customers the ability to leverage technology to improve their businesses.

The Company provides software and Internet-based solutions to small and medium sized suppliers (often called “spokes”) of large companies allowing them to satisfy the Electronic Commerce requirements (most often electronic data interchange (EDI) requirements) of their customers. Advant-e provides services to large companies (often called “hubs”) to enable them to maximize their current supply chain Electronic Commerce investments by increasing the number of suppliers who can conduct business with them electronically. The Company provides consultative services for its customers, generally small and medium sized suppliers to large buying organizations wherein it acts as a liaison between the buyers and their suppliers to interface with the buyer on behalf of the Company’s customers.

The Company, through its operating subsidiary Edict Systems, has been a provider of Electronic Data Interchange (EDI) and Electronic Commerce products and services since 1990. Our company is comprised of 4 principal business products/services. These are:

•	Web-EDI - web-based supply chain solution for the grocery and other industries (GroceryEC.com, RetailEC.com, MfgEC.com, CPGSupplierEC.com, web-edi.com, etc.)

•	EnterpriseEC - Internet-based Electronic Business Transaction Network Services

•	Formula_One - EDI software and Bar Code Label Modules (legacy software products)

•	Value-Added Applications - Internet-based solutions that enhance the value of electronic commerce capabilities

Many small and medium size companies have resisted doing Electronic Commerce and EDI with their business partners due to many factors, but primarily due to high cost and low transaction volume. By leveraging the economy and ubiquitousness of the Internet, our Internet-based solutions have minimal technological requirements (access to Internet and a web browser), and are cost effective. EDI and other business technologies have proven to be valuable tools to reduce cost, increase accuracy, shorten supply lead times, insure product availability, and increase customer satisfaction.

Advant-e Corporation (formerly Twilight Productions Ltd.) was incorporated in the State of Delaware on March 9, 1994. On April 10, 2000, Twilight acquired all of the issued and outstanding shares of Edict Systems, Inc. (“Edict”), an Ohio company incorporated in September of 1994. Immediately following the Merger, the shareholders of Edict owned approximately 81% of the issued and outstanding common stock of Twilight and the Directors and Officers of Edict became the Directors and Officers of Twilight. On August 6, 2000, Advant-e formally changed its name from “Twilight Productions Ltd.” to “Advant-e Corporation”. As a result, the Company is now comprised of Advant-e Corporation and its wholly-owned and sole operating subsidiary, Edict Systems, Inc.

In 2001 the Company issued seven 15% Convertible Subordinated Notes in the aggregate principal amount of $525,000; four Notes in the aggregate principal amount of $170,000 were paid in full in 2003 and January 2004; three Notes in the aggregate principal amount of $355,000 were converted into 334,906 shares of the Company’s common stock in November and December 2003 at $1.06 per common share; in addition, the accrued interest at December 5, 2003 on one of the Notes was converted into 21,735 shares of the Company’s common stock.

The former Note holders were issued warrants, whereby they could acquire 750,000 shares of the Company’s common stock at a price of $1.205 per common share. These warrants expire on several dates in 2005 except for 75,000 warrants that expire on December 5, 2006. In February 2005 a warrant holder exercised warrants to acquire 50,000 common shares at $1.205 per share for a total cash price of $60,250. In August 2005 the Company amended the warrants issued with the 15% Convertible Subordinated Notes to provide a cashless exercise option for exchanging the warrants for common stock having a market value of no more than $1.35 per common share. Four warrant holders exchanged their warrants for 67,129 common shares using the cashless exercise option. As a result, 75,000 warrants related to the 15% Convertible Subordinated Notes are outstanding, and they expire on December 5, 2006.

In 2002 the Company issued six 10% Convertible Subordinated Notes in the aggregate principal amount of $250,000. The Notes were converted into 227,274 shares of the Company’s common stock in December 2003 at $1.10 per common share. The former Note holders were issued warrants whereby they could acquire 250,000 shares of the Company’s common stock at a price of $1.25 per common share, all of which expire on September 27, 2005. In August 2005 the Company amended the warrants issued with the 10% Convertible Subordinated Notes to provide a cashless exercise option for exchanging their warrants for common stock having a market value of no more than $1.35 per common share. Five of the warrant holders exchanged their warrants for 16,668 shares using the cashless exercise option. As a result, 25,000 warrants related to the 10% Convertible Subordinated Notes are outstanding, and they expire on September 27, 2005.

In 2001 the Company issued warrants to an unrelated third party, in exchange for investor relations services, for the purchase of 20,000 shares of the Company’s stock at $1.48 per share, exercisable through June 25, 2006.

The holders of warrants related to the Convertible Subordinated Notes have 100,000 warrants currently outstanding. Holders of these warrants, by using the cashless exercise option, could exchange these warrants prior to the expiration dates of the warrants for up to a maximum of 9,908 common shares.

The Company expects to issue up to a maximum of 551,863 common shares, resulting from the conversion of the Convertible Subordinated Notes and exercise of the warrants by the selling security holders. This maximum of 551,863 shares assumes the remaining warrant holders will exercise the warrants without using the cashless exercise option. The total proceeds to the Company, assuming the exercise of 120,000 outstanding warrants for cash is $151,225 ($106,225 net of issuance expenses); the Company realized no proceeds from the conversion of the Notes or the cashless exercise of warrants.

The principal executive offices of both Advant-e Corporation and Edict Systems, Inc. are located at 2680 Indian Ripple Rd., Dayton, Ohio 45440. The Company’s telephone number is 937-429-4288. Edict Systems, Inc. is the sole and wholly-owned subsidiary of Advant-e Corporation.

The Offering

Number of shares of common stock currently outstanding	6,378,714

Number of shares of common stock offered by selling shareholders	551,863

Expenses	We estimate the expenses associated with this offering to be:
	SEC filing fee	$500
	NASD filing fee	1,000
	Printing	5,000
	Blue Sky	2,000
	Legal	20,000
	Accounting	14,000
	Transfer agent	1,000
	Edgar	1,000
	Miscellaneous	500

	Total	$45,000

Plan of Distribution	The offering of the Company’s shares of common stock is being made by the selling security holders. Sales of the Company’s common stock may be made by the selling shareholders in the open market or in privately negotiated transactions and at fixed or negotiated prices.

Risk factors	Investment in the Company’s common stock involves a high degree of risk, including the risk that investors could lose their entire cash investment. For a discussion of risk factors you should consider before buying shares of our common stock, see the section entitled “Risk Factors” beginning on page 4.

Dividend Policy	We do not intend to pay dividends on our common stock. We plan to retain any earnings in the foreseeable future in the operations of the business to help fund future growth.
Plan of offering	There is no underwriter for this offering.

Selected Financial Data

The following selected financial data is derived from the Company’s financial statements included elsewhere in this prospectus and should be read in conjunction with the more detailed financial statements, including notes thereto, appearing elsewhere in this prospectus and should also be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The financial information as of December 31, 2004 and 2003 and for the years then ended has been derived from the financial statements audited by J. D. Cloud & Co. L.L.P. The financial information as of June 30, 2005 and for the six month periods ended June 30, 2005 and 2004 has been derived from unaudited financial statements prepared by management.

Balance sheet data:

	June 30, 2005	December 31, 2004	December 31, 2003
Total Assets	$2,251,484	1,832,119	1,365,295
Total Liabilities	633,015	499,279	485,935
Shareholders’ Equity	1,618,469	1,332,840	879,360

Statement of Income data:

	Six Months Ended June 30		Year Ended December 31
	2005	2004	2004	2003
Revenues	$2,115,873	1,690,617	3,600,732	2,942,992
Expenses	1,740,394	1,320,633	2,804,009	2,718,571

Income before taxes	375,479	369,984	796,723	224,421
Income taxes	150,100	148,400	327,400	9,246

Net income	$225,379	221,584	469,323	215,715

RISK FACTORS

An investment in the common shares offered by this prospectus is speculative and involves a high degree of risk, including the risk factors described below. In addition to the other information presented in this prospectus, each prospective investor should carefully consider the following risk factors inherent in and affecting our business and this offering before making an investment decision. Each of the following risks could have a material adverse effect on the business, financial condition or operating results of the Company. In such a case, the trading price of common stock would likely decline, and investors could lose all or part of their investment.

RISKS RELATED TO OUR FINANCIAL CONDITION

THE COMPANY HAS A RECENT HISTORY OF NET LOSSES INCLUDING LOSSES IN FISCAL 1999 ($434,776), IN FISCAL 2000 ($485,256), IN FISCAL 2001, ($161,629), AND IN FISCAL 2002 ($307,534). THE COMPANY COULD INCUR LOSSES AGAIN IN THE FORESEEABLE FUTURE. Such losses could result from large investments in capital resources for enhancing existing products and services and for new products and services, large investments in sales and marketing efforts, continued declines in revenues for our legacy software product line, and potential declines in revenues from the Company’s primary revenue source, GroceryEC.com. The Company’s future profitability depends, in part, on the success of its product development efforts; the acceptance of its business model by targeted customers; and its sales and marketing activities.

Although the Company reported net income for the first six months of 2005 and for the years ended December 31, 2004 and 2003 the success of the Company’s business model depends upon potential customers being attracted to and using its Internet-based electronic commerce products and services. This business model is not yet fully proven. Several factors, including customer acceptance, retailer arrangements, competitive factors and our ability to successfully develop and market our products, make it impossible to predict when or whether we will generate sufficient revenue to sustain long-term profitability. Consequently, we may never achieve sufficient revenues or profitability, and even if we do, we may not sustain or increase profitability on a quarterly or an annual basis in the future. Our ability to continue in business could be jeopardized if we are not able to achieve and sustain positive cash flow or profitability or if we are not able to obtain necessary financing on satisfactory terms.

THE COMPANY’S REVENUES COULD DECREASE AS IT CONTINUES ITS TRANSITION FROM ITS HISTORICAL SOFTWARE BUSINESS MODEL TO A TRANSACTION-BASED BUSINESS MODEL. The Company has been transitioning, and will continue to transition, its business model to focus on providing customers with the ability to process their electronic commerce documents via the Internet for fees based on the number and/or size of the transactions. The Company expects that the transition will be fully completed by the end of 2005. The Company expects that this model will provide an increase in recurring revenues, but it has also resulted in a decrease in licensing and sales revenue the Company receives from its software products, which would have normally been offered to potential customers.

Under the new model, the Company provides transaction services wherein customers pay for transactions that they process. The Company believes that this service will allow its customers to receive, transmit, and process electronic commerce documents without having to bear significant up-front software and on-going third-party network expenditures. Any failure in the Company’s ability to implement and grow its Internet-based services could have a material adverse affect on the Company’s business and financial results. In addition, the Company’s business and financial results could also suffer if revenue from increased volume experienced by existing and new customers does not make up for the loss in revenue from the decrease in the per-customer amount of licensing fees and other charges for its software products.

THE COMPANY’S CAPITAL RESOURCES MAY BE INSUFFICIENT TO FUND IMPLEMENTATION OF ITS PRODUCTS AND SERVICES AND MARKETING ITS ADVANTAGES TO POTENTIAL USERS. Substantial funds are required to complete the Company’s planned product development efforts and expand its sales and marketing activities. The Company expects that existing capital resources along with cash flows generated from its current activities will be adequate to fund its operations, but the Company cannot guarantee that this will be the case. The Company’s future capital requirements and the adequacy of available funds will depend on numerous factors, including the successful marketing of existing products; and progress in product development efforts to enhance and generate new products and services; the ability to target additional vertical industries for the Company’s products and services; and the growth and success of effective sales and marketing activities.

If funds generated from the Company’s operations, together with its existing capital are insufficient to meet current or planned operating requirements, the Company will have to obtain additional funds through equity or debt financing. Except for a $100,000 bank line of credit that is unused, the Company does not have any committed sources of additional financing, and it cannot provide assurance that additional funding, if necessary, will be available on acceptable terms, if at all. If adequate funds are not available, the Company may have to delay, scale-back or eliminate certain aspects of its operations.

Therefore, the inability to obtain adequate funds could have a material adverse impact on its business, financial condition and results of operations.

INABILITY TO OBTAIN FUTURE CAPITAL. As of the date of this filing, the Company had cash and cash equivalents and temporary investments available for sale in the amount of approximately $1,600,000. Although the Company does not now need to raise additional capital, it anticipates that it may need to raise additional funds in the foreseeable future if its operations do not generate sufficient revenues. If the Company is unable to obtain necessary additional financing, its business may suffer. It cannot be assured that any additional financing will be available on reasonable terms or at all. In addition, the Company may need to raise additional funds sooner if it attempts to expand more rapidly or if competitive pressures or technological changes are greater than anticipated. Even if the Company is able to obtain additional financing, the Company may subsequently need to raise additional funds if it does not sustain profitability.

RISKS RELATED TO OUR BUSINESS

THE COMPANY’S LIMITED OPERATING EXPERIENCE MAY CAUSE IT TO MISJUDGE ITS MARKETS OR NEEDS. Although the Company has been providing software and solutions for the electronic commerce market since 1990, its involvement in Internet-based products and services has been a much more recent development. Its initial Internet product has been in operation for approximately five (5) years. Accordingly, the Company has limited operating history in this environment. An investor in Common Stock must consider the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development.

THE COMPANY MAY BE UNABLE TO IMPLEMENT ITS BUSINESS STRATEGY. Although the Company believes its strategy can be successful, there are many reasons why it may be unable to implement it, including the Company’s inability to deploy its products and services on a large scale due to software development, information technology infrastructure, or other problems; to attract a sufficiently large audience of users to its Internet-based electronic commerce network; to increase awareness of its brand; to strengthen customer loyalty; to continue to develop and improve its products; to continue to develop and upgrade its technology; and to attract, retain and motivate qualified personnel.

THE COMPANY MAY BE UNSUCCESSFUL AT MANAGING ITS GROWTH. The Company believes its business model has the potential for rapid growth. This growth could place a significant strain on management and operations, including sales, marketing, customer support, research and development, finance and administrative operations. Achieving and maintaining profitability during a growth period will depend, among other things, on the Company’s ability to successfully expand its products, services and markets and to manage its operations effectively. Difficulties in managing growth, including difficulties in obtaining and retaining talented management and other personnel could have a material adverse affect on the Company’s business and financial results.

THE COMPANY HAS INTRODUCED SEVERAL ELECTRONIC COMMERCE B2B PRODUCTS, AND MARKET ACCEPTANCE OF THESE PRODUCTS IS CRITICAL TO THE COMPANY’S SUCCESS. The Company is currently marketing EnterpriseEC, GroceryEC, RetailEC, AutomotiveEC and ManufacturingEC and other products. As of September 19, 2005 approximately 3,600 customers were utilizing these products. Broad and timely acceptance of the Company’s recently introduced products, which is critical to its future success, is subject to a number of significant risks. These risks include the ability to successfully market and sell these products; the products’ ability to support large numbers of customers; the need to enhance the features and services of the Company’s products; and the need to significantly expand internal resources to support planned growth of these products.

Although the Company expects to derive a significant portion of its long-term future revenue from its electronic commerce products and services, the pricing and revenue models for these products are ever changing in a fluid market environment. If these products do not achieve the level of market acceptance anticipated at a satisfactory pricing level, the Company’s business and financial results would suffer.

The Company’s success depends highly upon our achieving broad market acceptance of our products and services. Market acceptance requires, among other things, that we:

•	educate potential customers on the benefits of our products

•	commit a substantial amount of human and financial resources to secure strategic partnerships and relationships

•	develop internal sales, marketing and support activities to customers

There can be no assurance that we will be able to achieve any or all of these objectives, and thus obtain sufficient acceptance of our products to maintain profitable operations. Potential customers may perceive nominal benefit from our products and services. As a result, potential customers may not value, and may be unwilling to pay for our products. We also do not have established brand images, nor do we expect to spend significant marketing expenses to build and promote brand images. If our products do not achieve broad market acceptance, we may not be able to continue operating in our business or operate at sufficient levels or profitability.

SYSTEM ENHANCEMENTS, UPGRADES AND OTHER FACTORS COULD CAUSE SERVICE DISRUPTIONS OF INTERNET-BASED PRODUCTS. As the Company enhances and upgrades its Internet-based products and services, customers could suffer temporary service interruptions. Other factors, such as unauthorized intervention and access into the Company’s servers may also cause system delays or denials of service. The Company has and will continue to take steps to ensure that such disruptions do not occur, and that any disruptions that do occur are insignificant. However, any problems not resolved in a timely manner could negatively affect the Company’s business and financial results.

IF THE COMPANY ACQUIRES OTHER COMPANIES, IT MAY NOT BE ABLE TO EFFECTIVELY INTEGRATE THEM. Currently, there are no plans to acquire any other companies, but it may be deemed advantageous to the Company’s growth to do so. If the Company is unable to effectively integrate any acquired company, the results could negatively affect the Company’s business and financial results.

PRODUCTS MAY NOT BE ACCEPTED BY THE MARKET. To date, the Company has experienced success on a limited basis for its FORMULA_ONE, BCLM, EnterpriseEC, GroceryEC and other Web EDI products.

The FORMULA_ONE product, although initially available as a DOS program in 1992 and later available to segments of its customer base in Microsoft Windows, has had limited success due primarily to the Company’s insufficient expenditures on sales and marketing efforts and the Company’s lack of sufficient capital. Beginning in January 2006 the Company will no longer sell or service FORMULA_ONE.

The BCLM products have had limited success because they require, in most cases, the customer’s use of FORMULA_ONE. Beginning in January 2006 the Company will no longer sell or service BCLM.

The Company’s first Web EDI product, GroceryEC.com, has been successful, but the Company’s other products, including EnterpriseEC and other Web EDI products which have only been recently introduced to the marketplace, have thus far been less successful due primarily to longer than expected development time, insufficient expenditures on sales and marketing efforts and prior to 2004 the Company’s lack of sufficient capital.

THE COMPANY HAS LIMITED SALES AND MARKETING EXPERIENCE. A major thrust of the Company’s strategy is to make potential customers aware of its products, their features and benefits. This will require sales and marketing expertise. However, the Company’s current sales and marketing staff is small compared to competitors. Although the Company intends to identify and recruit employees with sales and marketing experience, it may be unable to do so and may therefore be unable to successfully establish and maintain a significant sales and marketing organization.

THE COMPANY’S ABILITY TO RECRUIT AND RETAIN SKILLED EMPLOYEES. The Company is substantially dependent on the continued services and performance of its CEO, CFO, and other current employees. In addition, the Company believes it will need to expand significantly its product development, marketing and customer service staffs. Competition for employees in the Company’s industry is intense. If the Company is unable to attract, assimilate and retain highly qualified employees, management may not be able to effectively manage the business, explore opportunities and respond to competitive challenges. As a result, the Company’s business and financial results would suffer. Many competitors may be able to offer more lucrative compensation packages that include stock options and other stock-based compensation and higher-profile employment opportunities.

INABILITY TO COMPETE SUCCESSFULLY AGAINST COMPANIES OFFERING SIMILAR FUNCTIONS. A large number of companies compete with us for customers, electronic commerce transactions and other sources of on-line revenue. We face significant competition in the markets in which we offer our products from competitors that also offer high quality products. In addition, management expects that new competitors will attempt to enter the market and that existing competitors will improve the performance of their current products or introduce new products or new technologies that provide improved performance characteristics. New product introductions by our competitors could cause a significant decline in sales or loss of market acceptance of our existing products and future products. The number of companies offering B2B e-commerce services is large and increasing at a rapid rate. The Company believes that competition for B2B e-commerce products and services will continue to increase as the Internet develops as a communication and commercial medium. Although the Company believes its products and marketing strategy are unique, the Company directly and indirectly competes for customers with numerous Internet and non-Internet businesses, including traditional Value Added Networks (Sterling Commerce, Inovis, GXS, Easylink, etc.); Internet VANs (Internet Commerce Corporation, SPS Commerce, etc.); and web-based B2B e-commerce companies (SPS, Inovis, GXS, etc.). Most of our competitors are well established, better known, and significantly larger, with substantially greater technical, marketing, and financial resources than we have. The greater resources of many of our competitors may permit them to respond more rapidly than we can to changes in technology. As a result, many of the products and services we offer are developed and offered by other companies in the industry.

Many of these potential competitors are likely to enjoy substantial competitive advantages compared to the Company, including the ability to offer a wider array of products and services, larger production and technical staffs, greater name recognition, larger marketing budgets and resources, larger customer and user bases and substantially greater financial, technical and other resources.

Our ability to compete in the market will depend upon a number of factors including the success of our marketing efforts and our continued ability to secure and maintain ongoing relationships with companies in the industries we serve. We expect to compete based upon the quality, reliability, flexibility and the ease of use of our products. We also expect to compete on value relative to the features our products offer.

To be competitive, the Company must respond promptly and effectively to the challenges of technological change, evolving standards, and competitors’ innovations by continuing to enhance its products and services and to expand its sales and marketing channels. Increased competition could result in loss of market share, reduced prices or reduced margins, any of which could adversely affect the Company’s business. Competition is likely to increase significantly as new companies enter the market and current competitors expand their services.

GOVERNMENT REGULATION COULD ADVERSELY AFFECT THE COMPANY. The Company is subject to government regulation. Laws and regulations have been or may be adopted with respect to the Internet or other on-line services covering issues such as user liability and privacy, copyright protection, and distribution.

The applicability to the Internet of existing laws in various jurisdictions governing issues is uncertain and may take years to resolve. Demand for the Company’s products’ features and services may be affected by additional regulation of the Internet. Federal, State, or governments of foreign countries may attempt to regulate the Company’s transmissions, levy sales or other taxes relating to the Company’s activities or impose other restrictions on the Company’s services. The laws governing the Internet, however, remain largely unsettled, even in areas where there has been some legislative action. In addition, the growth and development of the market for B2B e-commerce may prompt the adoption of more stringent laws, both in the United States and abroad, that impose additional burdens on companies conducting business over the Internet. The requirement that the Company comply with any new legislation or regulation, or any unanticipated application or interpretation of existing laws, may decrease the demand for the Company’s services, increase the cost of doing business or otherwise have a material adverse effect on the Company’s business, results of operations and financial condition.

INTERNET CAPACITY CONSTRAINTS MAY INHIBIT THE COMPANY’S SUCCESS. The Company’s success depends, in large part, on Internet access and the ability of the Internet to accommodate rapidly increasing traffic. The Internet may not prove to be a viable commercial medium because of inadequate development of the necessary infrastructure (e.g., reliable network backbone), timely development of complementary technologies, delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity, or increased government regulation. If the Internet continues to experience significant growth in the number of users and the level of use, then the Internet infrastructure may not be able to continue to support the demands placed on it.

RISKS RELATED TO SYSTEMS OPERATION. The Company relies on the Internet and, accordingly, depends upon the continuous, reliable and secure operation of Internet servers and related hardware and software. Several large Internet commerce companies have suffered highly publicized system failures that resulted in adverse reactions to their stock prices, significant negative publicity and, in certain instances, litigation. Although agreements are in place to host the Company’s systems and provide bandwidth with suitable precautions in place to prevent system failures and outages, it is likely that the Company will also suffer service outages from time to time. To the extent that the Company’s service is interrupted, its users will be inconvenienced and the Company’s reputation may be diminished. Some of these outcomes could directly result in a reduction in the Company’s stock price, significant negative publicity, a reduction in revenues, a loss of customers and a potential for litigation. Although the Company anticipates that its computer and communications hardware will be protected through physical and software safeguards, they will still be vulnerable to fire, storm, flood, power loss, telecommunications failures, physical or software break-ins and other similar events. The Company does not currently have full redundancy for all of the Company’s computer and telecommunications facilities in separate geographic locations to counter an area-wide catastrophe where the Company does business. A catastrophic event could have a significant negative effect on the Company’s business, results of operations, and financial condition.

The Company also depends upon third parties to provide potential users with web browsers and Internet and on-line services necessary for access to the Company’s services. It is possible that users will experience difficulties with the Internet and other on-line services due to system failures, including failures unrelated to the Company’s systems. Any sustained disruption in

Internet access provided by third parties could have a material adverse effect on the Company’s business, results of operations and financial condition.

The Company also retains confidential customer information in the Company’s database. It is, therefore, critical that the Company’s facilities and infrastructure remain secure and that the facilities and infrastructure are perceived by customers to be secure. Despite the implementation of measures in the Internet industry, the Company’s infrastructure is potentially vulnerable to physical break-ins, computer viruses, programming errors or similar disruptive problems. A material security breach could damage the Company’s reputation or result in liability.

THE COMPANY’S PLATFORM INFRASTRUCTURE AND ITS SCALABILITY ARE NOT PROVEN. If the Company’s Internet-based products are used by an increasing number of users, the network infrastructure would need to be expanded from time to time. In addition, the Company will need to accommodate changing customer requirements. The Company may not be able to accurately project the rate or timing of increases, if any, in the use of its systems or to expand and upgrade the systems and infrastructure to accommodate such changes on a timely basis, at a commercially reasonable cost, or at all. The systems may not accommodate increased use while maintaining acceptable overall performance.

POTENTIAL LIABILITY IF CONFIDENTIAL INFORMATION IS DISCLOSED INAPPROPRIATELY. Claims for unlawful disclosure of confidential information have been brought, sometimes successfully, against on-line service providers in the past. Any such liability will have a material adverse effect on the Company’s reputation, business, results of operations and financial condition.

DEPENDENCY ON INTELLECTUAL PROPERTY RIGHTS. The Company’s intellectual property is important to its business. The Company relies on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect its intellectual property. The Company’s efforts to protect its intellectual property may not be adequate. Competitors may independently develop similar technology or duplicate the Company’s products or services. Unauthorized parties may infringe upon or misappropriate the Company’s products, services or proprietary information. In addition, the laws of some foreign countries do not protect proprietary rights as well as the laws of the United States, and the global nature of the Internet makes it difficult to control the ultimate destination of its products and services. In the future, litigation may be necessary to enforce the Company’s intellectual property rights or to determine the validity and scope of the proprietary rights of others. Any such litigation could be time-consuming and costly. It may even be cost prohibitive, and there is always a risk that the Company will not prevail if a suit is filed. The Company could be subject to intellectual property infringement claims as the number of competitors grows and the content and functionality of its services overlaps with competitive offerings. Defending against these claims, even if not meritorious, could be expensive and divert the Company’s attention from its operations. If the Company becomes liable to third parties for infringing their intellectual property rights, it could be required to pay a substantial damage award and forced to develop noninfringing technology, obtain a license or cease selling the applications that contain the infringing technology. The Company may be unable to develop noninfringing technology or obtain a license on commercially reasonable terms, or at all. The Company also intends to rely on a variety of technologies that it will license from third parties, including any product development, database, and Internet server software that will be used to operate its products and services. These third-party licenses may not be available to the Company on commercially reasonable terms. If the Company were deprived of the right to use software incorporated in its products for any reason, or if the tools utilized in the development of its products were discontinued or the capabilities contained in future releases were not up to the standards set by the Company, there could be a serious disruption to the business.

THE COMPANY MAY NOT ACHIEVE SUFFICIENT AND SUSTAINED LEVELS OF PROFITABILITY. The sustained profit potential of the Company’s business model is unproven. The Company’s revenue is dependent on the number of customers who subscribe to its Internet-based products and services, and the volume of the data, documents or other information those customers send or retrieve utilizing these services. The success of the Company’s products and services and other proposed products and services depend to a large extent on the future of B2B e-commerce using the Internet, which is uncertain. In addition, the Company anticipates increasing its operating expenses, especially in the areas of sales, marketing, product development, and customer service. As a result, the Company may not be able to achieve and/or sustain levels of profitability that are satisfactory to investors and shareholders. If the Company experiences a shortfall in its estimated revenue, it may be unable to adjust spending in a timely manner to achieve desired profits.

INTERNET USAGE STAGNATES OR THE INTERNET’S INFRASTRUCTURE FAILS. If the Internet does not gain increased acceptance for B2B e-commerce, the Company will not grow and profitability will be hampered. Concerns about the security of on-line transactions and the privacy of users may inhibit the growth of the Internet as a means of delivering business documents and data. The Company may need to incur significant expenses and use significant resources to protect against the threat of security breaches or to alleviate problems caused by security breaches. The Company cannot be certain that the infrastructure or complementary services necessary to maintain the Internet as a useful and easy means of transferring documents and data will continue to develop.

DEPENDENCY ON DATA CENTERS, WHICH COULD BE DESTROYED OR DAMAGED. The Company’s Internet-based products are dependent upon the ability to protect computer equipment and the information stored on this equipment against damage that may be caused by fire, power loss, telecommunication or Internet failures, unauthorized intrusion, computer viruses and disabling devices, internal errors and other similar events. The Company currently leases space in a data center located in Dayton, Ohio that provides physical security (24 hour security guards) and environment control (humidity and temperature). The Company’s computer system has a battery backup system that provides from 10 to 20 minutes of up time, which is enough time for the data center’s generator to kick in. The generator has a 1-minute cut over time but can then run for 40 hours before refueling. Fuel providers are on call 365 days per year so the generator can run indefinitely until power is restored. The data center is tied directly into the Internet backbone carriers via a SONET ring with separate backhauled feeds so that an accidental line cut cannot get all feeds and the SONET ring automatically switches all traffic to other feeds. The Company also maintains backup systems at its facility in Beavercreek, Ohio located approximately twelve miles from the data center. In the event of a regional catastrophe, the Company may suffer a significant loss to its systems and may be unable to provide services to customers, which would have a substantial effect on the Company.

Depending on future financial considerations, the Company has plans to lease backup data center space, which is geographically separated from its current data center with procedures to provide for switching to the backup data center in the event of a catastrophic event or system failure.

RISKS RELATED TO OUR COMMON STOCK

THE COMPANY’S OPERATING RESULTS COULD FLUCTUATE, CAUSING ITS STOCK PRICE TO FALL. Due to the volatile nature of “Internet Stocks” and particularly “over the counter” or “bulletin board” stocks, the Company’s stock price could be adversely affected based on fluctuations in its operating results.

THE LACK OF AN ESTABLISHED TRADING MARKET MAY MAKE IT DIFFICULT TO TRANSFER OUR STOCK. The Company’s common stock is traded on the OTC Bulletin Board. Although there is limited trading in the common stock, there is no established trading market. Until there is an established trading market, holders of the common stock may find it difficult to dispose of, or to obtain accurate quotations for the price, of the common stock. See “Description of Securities” and “Market for Common Equity and Related Shareholder Matters.”

SINCE WE HAVE NOT PAID ANY DIVIDENDS ON OUR COMMON STOCK AND DO NOT INTEND TO DO SO IN THE FORESEEABLE FUTURE, A PURCHASER IN THE OFFERING WILL ONLY REALIZE AN ECONOMIC GAIN ON HIS OR HER INVESTMENT FROM APPRECIATION, IF ANY, IN THE MARKET PRICE OF THE COMMON STOCK. We have not paid and have no intentions in the foreseeable future to pay any dividends on our common stock. Therefore, an investor in all likelihood will only realize a profit on his investment if the market price of our common stock increases in value.

BECAUSE SHARES OF OUR COMMON STOCK TRADE UNDER $5.00 THE APPLICATION OF THE “PENNY STOCK REGULATION” COULD ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND MAY AFFECT YOUR ABILITY TO RESELL YOUR SHARES. Our securities may be deemed a penny stock. Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ stock market, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. Our securities may be subject to “penny stock rules” that impose additional sales practice requirements on broker-dealers who sell penny stock securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of penny stock securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the “penny stock rules” require the delivery, prior to the transaction, of a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. Consequently, the “penny stock rules” may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market. The foregoing required penny stock restrictions will not apply to our securities if our securities maintain a market price of $5.00 or greater. The price of our securities may not reach or maintain a $5.00 price level.

THE SELLING SHAREHOLDERS, IF THEY CHOOSE TO SELL PART OR ALL OF THEIR SHARES IN SUFFICIENTLY LARGE VOLUMES IN A RELATIVELY SHORT TIME PERIOD, MAY CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DECLINE. Often sales of large blocks of stock can reduce the price of a common stock.

THE COMPANY’S OFFICERS HAVE EFFECTIVE CONTROL OF THE COMPANY AND OTHER STOCKHOLDERS MAY HAVE LITTLE OR NO VOICE IN CORPORATE MANAGEMENT. The CEO beneficially owns 57.4% of the outstanding shares of common stock. As a result, the President effectively controls the election of directors and matters requiring approval by the Company’s shareholders. Thus, he may be able to prevent corporate transactions such as future mergers, which might be favorable from the Company’s standpoint or the standpoint of the other shareholders.

QUARTERLY, SEASONAL AND OTHER FLUCTUATIONS IN OUR BUSINESS AND OPERATING RESULTS MAY DEPRESS THE TRADING PRICE OF OUR COMMON STOCK. Our operating results have fluctuated widely in the past, and we expect that these results will fluctuate in the future due to do a number of factors. We do not control several of these factors. These factors include the following (as well as other factors described in other Risk Factors):

•	Changes in general economic conditions

•	Changes in specific economic conditions prevailing in our industry and in other technology industries

•	Our ability to obtain new customers

•	The impact of accounting for non-cash expenses

As a result of the factors discussed herein as well as others, we believe that period-to-period comparisons of our historical results of operations are not necessarily good predictors of indications of our future performance. If our future operating results are below the expectations of investors or any stock market securities analysts who may follow our stock, our stock price may decline.

COMPLIANCE WITH SECTION 404 OF THE SARBANES-OXLEY ACT OF 2002 may be so costly as to substantially reduce future earnings and/or become so prohibitive and onerous that it may be extremely difficult for the Company to compete and grow in this regulatory environment. In this event, the Company’s management may need to consider business alternatives, such as conversion to a non-reporting entity whereby its shares of stock would no longer be traded on the over the counter bulletin board.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including statements regarding the expectations of future operations within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained in this prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” or “continue” or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, many of which are not within the Company’s control. These factors include, but are not limited to, economic conditions generally and in the industries in which the Company may participate, competition within its chosen industry, including competition from much larger competitors, technological advances, and the failure to successfully develop business relationships. In light of these risks and uncertainties, you are cautioned not to place undue reliance on these forward looking statements. For example, statements included in this prospectus regarding our financial position, business strategy and other plans and objectives for future operations, and assumptions and predictions about future demand for our services and products, supply, costs, marketing and pricing factors are all forward-looking statements.

We believe that the assumptions and expectations reflected in the above stated forward-looking statements are reasonable, based on information available to us on the date of this prospectus, but we cannot assure you that these assumptions and expectations will prove to have been correct or that we will take any action that we may presently be planning. We have disclosed certain important factors that could cause our actual results to differ materially from our current expectations under “Risk Factors” and elsewhere in this prospectus. You should understand that forward-looking statements made in connection with this offering are necessarily qualified by these factors. We are not undertaking to publicly update or revise any forward-looking statement if we obtain new information or upon the occurrence of future events or otherwise.

DILUTION

The following summarizes the dilution of ownership of the current shareholders assuming the sale of all shares to be registered:

	# shares	Percentage ownership
		Before offering	After offering
Shares currently owned by shareholders other than selling security holders	5,847,631	98.33%	89.98%
Shares currently owned by selling security holders	99,220	1.67	1.53

Total shares owned before conversion	5,946,851	100.00	91.51%

Shares previously registered and still owned by selling security holders:
Issued pursuant to cashless exercise option for warrants	83,797		1.29
Issued upon conversion of Convertible Subordinated Notes and accrued interest	348,066		5.36

Total shares currently owned at September 21, 2005	6,378,714		98.16
Shares to be issued upon future exercise of warrants	120,000		1.84

Total shares to be outstanding	6,498,714		100.00%

DIVIDEND POLICY

The Company does not intend to pay dividends on our common stock. Management plans to retain any earnings in the foreseeable future in the development and expansion of the Company’s business. Management can give no assurance that any dividends on the common stock will ever be paid.

CAPITALIZATION

The following sets forth the capitalization of the Company as of June 30, 2005, and the adjusted capitalization assuming the sale of the common stock offered in this offering as if it occurred on June 30, 2005. This information should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.

	June 30, 2005
	Actual	As Adjusted*
Current liabilities	$474,015	474,015
Long-term liabilities	159,000	159,000

Total liabilities	633,015	633,015

Shareholders’ equity
Common stock, $0.01 par value; 20,000,000 shares authorized; 6,294,917 issued and outstanding at June 30, 2005; 6,498,714 issued and outstanding at June 30, 2005 as adjusted for sale of shares in this offering	6,295	6,499
Paid-in Capital	1,535,784	1,668,891
Retained earnings	76,390	76,390

Total shareholders’ equity	1,618,469	1,751,780

Total liabilities and shareholders’ equity	$2,251,484	2,384,795

*	Includes the issuance of 83,797 common shares subsequent to June 30, 2005 pursuant to the cashless exercise option, assumed exercise of 120,000 remaining warrants for cash, and estimated additional payments of direct costs of securities.

SELLING SECURITY HOLDERS

We are registering for offer and sale 551,863 shares of the Company’s common stock held by certain selling security holders. The conversion by some of the selling security holders of certain 15% Convertible Subordinate Notes and certain 10% Convertible Subordinated notes into common shares comprise 348,066 of those shares. Common shares underlying warrants that were issued to the selling security holders in connection with the 15% Convertible Subordinated Notes and 10% Convertible Subordinated Notes comprise 100,000 of those shares. Common shares issued to the selling security holders upon their exchanging their warrants into common shares pursuant to a cashless exercise option comprise 83,797 of those shares. Common shares underlying warrants that were issued to a selling security holder in exchange for investor relations services comprise the remaining 20,000 shares. The selling security holders may offer their shares for sale on a continuous basis pursuant to Rule 415 of the General Rules and Regulations of the Securities and Exchange Commission which Rules pertain to delayed and continuous offerings and sales of securities. In regard to the selling security holders’ shares offered under Rule 415, we have committed to keep this prospectus current during any period in which offers or sales are made. See “Risk Factors” on page 4 for discussion of factors inherent in and affecting the company’s business and this offering. The 348,066 common shares received by the former Note holders upon conversion of their Convertible Subordinated Notes and the 83,797 shares that were received in exchange for warrants pursuant to the cashless exercise option will become tradable immediately after the effective date of the registration statement of which this prospectus is a part, subject to the provisions of Regulation M of the Securities and Exchange Commission. The 120,000 common shares that may be issued upon exercise of the warrants, of which 25,000 expire on September 27, 2005, 20,000 expire on June 25, 2006, and 75,000 expire on December 5, 2006, will be immediately tradable upon exercise of the warrants, subject to the provisions of Regulation M of the Securities and Exchange Commission.

The following is a description of the unregistered securities that are convertible or exchangeable into common shares, are warrants representing equity securities, and common shares that were issued in exchange for warrants via the cashless exercise option, including the terms of conversion or exercise of the equity securities.

Former Holders of 15% Convertible Subordinated Notes

On March 24, 2001, the Company authorized the issuance of $200,000 and on September 27, 2001 authorized the issuance of an additional $325,000 (for a total of $525,000) of 15% Convertible Subordinated Notes that are convertible, at the Note holder’s sole discretion, at maturity in the principal amount plus any accrued interest into the Company’s common stock at a price of $1.06 per common share. In addition, all of the Note holders except two were issued a warrant to acquire common shares of the Company, at a price of $1.205 per common share, determined by multiplying the principal amount of each Convertible Subordinated Note by 1.5, expiring on various dates through December 13, 2005 except for 75,000 warrants that expire on December 5, 2006. On February 15, 2005 a warrant holder exercised warrants for 50,000 shares at $1.205 per share for a total cash price of $60,250. In August 2005 the Company amended the warrants to include a cashless exercise option for exchanging the warrants for common stock having a market value of no more than $1.35 per common share. Four warrant holders, who held warrants for the purchase of 625,000 common shares, subsequently used the cashless exercise option and exchanged their warrants for 67,129 shares. This offering was made to a limited group of investors pursuant to Rule 506 and Section 4(2) of the Securities Act. No fees were paid to an underwriter.

On March 24, 2001, the Company received $50,000 in cash from James D. Rike in exchange for a 15% Convertible Subordinated Note. The Note originally was to mature on March 19, 2002; the maturity date was subsequently extended to December 5, 2004. On December 5, 2003 James D. Rike was issued a warrant granting him the right to acquire 75,000 shares of the Company’s common stock at a price of $1.205 per share until December 5, 2006. Also on December 5, 2003 Mr. Rike converted the accrued interest under his Note at that date in the amount of $23,040 into 21,735 common shares of the Company’s stock at $1.06 pursuant to the Convertible Subordinated Note Agreement. On January 31, 2004 the Company paid the principal and interest totaling $51,167 to Mr. Rike in full payment of the Note. In August 2005 Mr. Rike was provided a cashless exercise option for exchanging his warrants for common stock having a market value of no more than $1.35 per common share, a maximum of 8,056 shares. Mr. Rike has neither exercised his warrant for common shares for cash nor has he used the cashless exercise option to exchange his warrant for common shares.

On June 22, 2001, the Company received a total of $25,000 in cash from two individuals in exchange for two 15% Convertible Subordinated Notes. The Notes originally were to mature on June 22, 2002; the maturity dates were later extended to June 22, 2003. No warrants were issued to the holders of these two Notes. The Company paid the Note holders the principal and interest totaling $33,063 in 2003 to repay the Notes in full.

On September 25, 2001, the Company received $30,000 in cash from Halter Financial Group, Inc. in exchange for a 15% Convertible Subordinated Note. The Note originally was to mature on September 25, 2002; the maturity date was subsequently extended to January 5, 2004. The Company’s majority shareholder personally guaranteed this Note. Concurrently with the issuance of the Note, Halter Financial Group, Inc. was issued a warrant granting it the right to acquire

45,000 shares of the Company’s common stock at a price of $1.205 per share until September 25, 2004 (subsequently extended to September 25, 2005). On December 23, 2003 Halter Financial Group, Inc. converted the principal amount of its Note into 28,302 shares of the Company’s common stock. The Company, in 2003, paid in cash to Halter Financial Group, Inc. $10,813, representing all accrued interest on the Note through the date of conversion. In August 2005 Halter Financial Group, Inc. was provided a cashless exercise option for exchanging the warrant for common stock having a market value of no more than $1.35 per common share, a maximum of 4,833 shares. The Halter Financial Group subsequently utilized the cashless exercise option and exchanged its warrant for 4,833 common shares

On September 27, 2001, the Company received $250,000 in cash from The Pinnacle Fund, L.P. in exchange for a 15% Convertible Subordinated Note. The Note originally was to mature on September 27, 2002; the maturity date was subsequently extended to January 5, 2004. The Company’s majority shareholder personally guaranteed this Note. Concurrent with the issuance of the Note, The Pinnacle Fund, L.P. was issued a warrant granting it the right to acquire 375,000 shares of the Company’s common stock at a price of $1.205 per share until September 27, 2004 (subsequently extended to September 27, 2005). On November 14, 2003 The Pinnacle Fund, L.P. converted the principal amount of its Note into 235,849 shares of the Company’s common stock. The Company in 2003 paid to The Pinnacle Fund, L.P. $85,813 in cash, representing all accrued interest on the Note through the date of conversion. On February 15, 2005 The Pinnacle Fund exercised warrants for 50,000 shares at $1.205 per share for a total cash price of $60,250. In August 2005 The Pinnacle Fund, L.P. was provided a cashless exercise option for exchanging the remaining warrants for common stock having a market value of no more than $1.35 per common share, a maximum of 34,907 shares. The Pinnacle Fund, L.P. subsequently utilized the cashless exercise option and exchanged its warrant for 34,907 common shares.

On October 7, 2001, the Company received $75,000 in cash from Gary C. Evans in exchange for a 15% Convertible Subordinated Note. The Note originally was to mature on October 7, 2002; the maturity date was subsequently extended to January 5, 2004. The Company’s majority shareholder personally guaranteed this Note. Concurrently with the issuance of the Note, Gary C. Evans was issued a warrant granting him the right to acquire 112,500 shares of the Company’s common stock at a price of $1.205 per share until October 7, 2004 (subsequently extended to October 7, 2005). On December 29, 2003 Gary C. Evans converted the principal amount of his Note into 70,775 shares of the Company’s common stock. The Company in 2003 paid to Gary C. Evans $26,781 in cash, representing all accrued interest on the Note through the date of conversion. In August 2005 Gary C. Evans was provided a cashless exercise option for exchanging the warrant for common stock having a market value of no more than $1.35 per common share, a maximum of 12,083 shares. Mr. Evans subsequently utilized the cashless exercise option and exchanged his warrant for 12,083 common shares.

On December 13, 2001, the Company received $95,000 in cash from John S. Lemak in exchange for a 15% Convertible Subordinated Note. The Note originally was to mature on December 13, 2002; the maturity date was subsequently extended to December 13, 2003. The Company’s majority shareholder personally guaranteed this Note. Concurrently with the issuance of the Note, John S. Lemak was issued a warrant granting him the right to acquire 142,500 shares of the Company’s common stock at a price of $1.205 per share until December 13, 2004 (subsequently extended to December 13, 2005). On December 29, 2003 the Company paid the principal and interest totaling $126,528 in cash to Mr. Lemak in full payment of the Note. In August 2005 John S. Lemak was provided a cashless exercise option for exchanging the warrant for common stock having a market value of no more than $1.35 per common share, a maximum of 15,306 shares. Mr. Lemak subsequently utilized the cashless exercise option and exchanged his warrant for 15,306 common shares.

Former Holders of 10% Convertible Subordinated Notes

On July 9, 2002, the Company received $250,000 in cash from the following note holders in exchange for 10% Convertible Subordinated Notes:

Note holder	Amount
Covenant Investments, L.P.	$50,000
Blair Baker	50,000
Scott Brock	25,000
Rene Larrave	50,000
Charter Private Equity, L.P.	25,000
Barwell Partners, Ltd.	50,000

Total	$250,000

The 10% Convertible Subordinated Notes were convertible at maturity in the principal amount plus any accrued interest into the Company’s common stock at a price of $1.10 per common share. All of the holders of the Notes were issued a warrant to acquire common shares of the Company, at a price of $1.25 per common share, determined by multiplying the principal amount of each Convertible Subordinated Note by 1.0. Those warrants have an expiration date of September 27, 2005. The Notes were to originally mature on September 27, 2003; the maturity date was extended to January 5, 2004. The Company’s majority shareholder personally guaranteed the Notes. In August 2005 the Company amended the warrants issued with the Convertible Subordinated Notes to provide a cashless exercise option for exchanging the warrants for common stock having a market value of no more than $1.35 per common share, a maximum of 18,520 common shares.

These Notes were offered to the above investors pursuant to Rule 506 and Section 4(2) of the Securities Act. No fees were paid to an underwriter.

In December, 2003 all the above 10% Note holders converted the principal amounts of their Notes into a total of 227,274 shares of the Company’s common stock at $1.10 per common share. The Company in 2003 paid to the Note holders the aggregate amount of $37,766 in cash, representing all accrued interest on the Notes through the dates of conversion.

On December 23, 2003 Charter Private Equity, L.P. transferred its 22,727 shares and its warrant for 25,000 shares to its two partners, Ray W. Washburne (20,454 shares and 22,500 warrants) and Richard S. Neely (2,273 shares and 2,500 warrants).

On or about August 30, 2004 Blair Baker transferred his 22,727 shares and his warrant for 50,000 shares to White Star Partners, L.P. at limited partnership in which Blair Baker and his wife Stephanie Baker are both the sole general partners and limited partners.

In August and September 2005 the following warrant holders, who held warrants to purchase 225,000 common shares, utilized the cashless exercise option and exchanged their warrants for a total of 16,668 common shares:

Warrant Holder	# shares received
Barwell Partners, Ltd.	3,704
White Star Partners, L.P.	3,704
Covenant Investments, L.P.	3,704
Rene Larrave	3,704
Scott Brock	1,852

Total	16,668

Holder of Warrants issued in exchange for services

On June 25, 2001, the Company issued a warrant to CTC, Inc., a firm specializing in investor relations counseling, granting it the right at any time from June 25, 2002 through June 25, 2006 to acquire 20,000 shares of the Company’s common stock at a price of $1.48 per share. The Company issued the warrant and paid $10,500 cash to CTC, Inc. as total compensation for its execution of an investor and public relations program over approximately a seven-month period.

As a result of the above, 120,000 warrants are outstanding. Holders of 100,000 warrants, by using the cashless exercise option, could exchange these warrants prior to the expiration dates of the warrants for up to a maximum of 9,908 common shares.

Summary

The following table sets forth certain ownership and registration information regarding the shares held by each person who is a selling security holder as of September 21, 2005. This information is based upon information provided to Advant-e Corporation by the named selling security holder or by the Company’s transfer agent. Because the selling security holders may sell all, some, or none of their respective shares of common stock, no definitive estimate as to the number of shares that will be held by the selling security holders after this offering can be provided. Selling security holders may include the security holders listed below and their transferees, pledges, donees or their successors. All of the selling security shareholders described above and listed below have a material relationship with the Company in their capacities as former holders of the Convertible Subordinated Notes, holders of shares issued upon the conversion of those Notes, and holders of warrants for shares of the Company’s common stock. None of the selling security holders held any position or office with the Company during the last three years and had no other material relationship with the Company in the past three years.

	Shares Offered in Prospectus				Shares Owned Before Offering	Shares Owned After Offering Notes (1) and (2)
Name of Selling Security Holder	Common Shares *		Outstanding Warrant	Total		Number	Percent
Former holders of 15% notes
James D. Rike	21,735	(7)	75,000	96,735	—	96,735	1.49
The Pinnacle Fund, L.P.	34,907	(8)	—	34,907	—	34,907
Gary C. Evans	82,838	(7)	—	82,838	23,585	106,423	1.64
Halter Financial Group Inc.	33,135	(9)	—	33,135	75,635	108,770	1.67
John S. Lemak	15,306	(4)	—	15,306	—	15,306
Former holders of 10% notes
Covenant Investments L.P.	49,159	(10)	—	49,159	—	49,159
White Star Partners, L.P.	49,159	(7)	—	49,159	—	49,159
Scott Brock	24,579	(7)	—	24,579	—	24,579
Rene Larrave	49,159	(7)	—	49,159	—	49,159
Ray Washburne	20,454	(7)	22,500	42,954	—	42,954
Richard S. Neely	2,273	(7)	2,500	4,773	—	4,773
Barwell Partners, Ltd.	49,159	(5)	—	49,159	—	49,159
Recipient of warrants in exchange for services CTC, Inc.		(6)	20,000	20,000	—	20,000

	431,863		120,000	551,863	99,220	651,083

*	Includes 348,066 shares received upon conversion of Convertible Subordinated Note and accrued interest, and 83,797 shares received in exchange for warrant pursuant to the cashless exercise option.

1)	Assumes the sale of none of the shares offered by the selling security holders.

2)	Includes only percentage holdings if 1% or greater. Percentages are based on 6,498,714 shares–6,294,917 shares outstanding at June 30, 2005 plus 83,797 shares issued in exchange for warrants pursuant to the cashless exercise option plus 120,000 shares represented by outstanding warrants for the issuance of additional shares of the Company’s common stock.

3)	Not used.

4)	John S. Lemak is affiliated with a registered broker-dealer, Williams Financial Group, Inc. John S. Lemak purchased his shares in the ordinary course of his personal business and had no agreements or understandings, directly or indirectly, with any person to distribute the securities at the time of purchase.

5)	S. Curtis Welwood, Jr. is the natural person who has voting and/or investment control over Barwell Partners, Ltd., a non-reporting company with the Securities and Exchange Commission. Barwell Partners, Ltd. has informed the Company that this entity is not a registered broker-dealer or affiliate of a registered broker-dealer.

6)	William Roberts and Kathleen Roberts are the natural persons who have voting and/or investment control over CTC, Inc., a non-reporting company with the Securities and Exchange Commission. CTC, Inc. has informed the Company that this entity is not a registered broker-dealer or affiliate of a registered broker-dealer.

7)	James D. Rike, Gary C. Evans, Blair Baker (general partner of White Star Partners, L.P.), Scott Brock, Rene Larrave, Ray Washburne, and Richard S. Neely have each indicated that neither he nor any person with voting or investment control of his shares (if any) is a registered broker-dealer or an affiliate of a registered broker-dealer.

8)	Barry M. Kitt is the natural person who has voting and/or investment control over both The Pinnacle Fund, L.P., the selling shareholder, and the entities that have voting and/or investment control over The Pinnacle Fund, L.P. The Pinnacle Fund, L.P. has informed the Company that The Pinnacle Fund, L.P. is not a registered broker-dealer or affiliate of a registered broker-dealer.

9)	Timothy Patrick Halter is the natural person who has voting and/or investment control over both Halter Financial Group Inc., the selling shareholder, and the entity(ies) that have voting and/or investment control over Halter Financial Group, Inc. Halter Financial Group Inc. has informed the Company that Halter Financial Group Inc. is not a registered broker-dealer or affiliate of a registered broker-dealer.

10)	Robert H. Alpert is the natural person who has voting and/or investment control over both Covenant Investments, L.P., the selling shareholder, and the entity (ies) that have voting and/or investment control over Covenant Investments, L.P. Covenant Investments, L.P. has informed the Company that Covenant Investments, L. P. is not a registered broker-dealer or affiliate of a registered broker-dealer.

PLAN OF DISTRIBUTION

Sale of the selling security holder shares

In this section of the prospectus, the term “selling security holder” means and includes: (1) the persons identified in the tables above as the selling security holders and (2) any of their donees, pledges, distributes, transferees or other successors in interest who may (a) receive any of the common stock offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The common stock offered by this prospectus may be sold from time to time directly by the selling security holders. Alternatively, the selling security holders may from time to time offer those shares through underwriters, brokers, dealers, agents or other intermediaries. The selling shareholders have informed the Company that none of the selling security holders, as of the date of this prospectus, has entered into any underwriting or distribution arrangements with respect to the common stock offered hereby. The distribution of the common stock by the selling security holders may be effected in one or more transactions that may take place on the OTC Bulletin Board (including one or more block transactions) through customary brokerage channels, either through brokers acting as agents for the selling security holders, or through market makers, dealers or underwriters acting as principals who may resell these shares on the OTC Bulletin Board; in privately-negotiated sales; by a combination of these methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of the common stock.

The selling security holders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling security holder. The selling security holder also may sell shares short and redeliver the shares to close out their short positions. The selling security holders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares pursuant to this prospectus. None of the selling security holders has any currently open short positions. All the selling security holders have been advised in writing by the Company of the Division of Corporation Finance Manual of Publicly Available Telephone Interpretations, Interpretation A.65. The letters used are included as exhibits in the Company’s SB-2 Registration Statement Amendment No. 2 effective as of July 23, 2004.

The selling security holders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling security holders.

Although the shares of common stock covered by this prospectus are not currently being underwritten, the selling security holders or their underwriters, brokers, dealers or other agents or other intermediaries that may participate with the selling security holders in any offering or distribution of common stock may be deemed “underwriters” within the meaning of the

Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

At the time a particular offer of common stock is made by or on behalf of a selling security holder, to the extent required under applicable rules of the Securities and Exchange Commission, we will prepare a prospectus supplement setting forth the number of shares being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers, agents or other intermediaries, if any, the purchase price paid by any underwriter for securities purchased from the selling security holders and any discounts, commissions or concessions allowed or re-allowed or paid to others, and the proposed selling price to the public.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any person engaged in a distribution of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The selling security holders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the time of purchases and sales by the selling security holders.

In order to comply with certain state securities laws, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock shares may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

Consistent with Rule 461(b)(7) the Company has advised all selling security holders in writing, by one of two letters included as Exhibit 99 to the Company’s SB-2 Registration Statement Amendment No. 2 effective as of July 23, 2004 of the requirements of the Securities and Exchange Commission Regulation M, which generally limits bids and purchases by issuers, selling security holders, and their affiliated purchasers during a restricted period of five days from the date on which the security is priced (the effective date of the registration statement) and generally regulates the market activities of persons with an interest in the outcome of an offering of securities. Each letter sent to a Selling Security Holder included an attachment that explained Regulation M and also included a reference to the web-site where the Selling Security Holder could access the entire text of Regulation M.

All costs, expenses and fees in connection with the registration of the common stock offered hereby will be borne by the Company. However, any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the common stock will be borne by the selling security holders.

LEGAL PROCEEDINGS

The Company is currently not subject to any legal proceedings. The Company may from time to time become a party to various legal proceedings arising in the ordinary course of business.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Jason K. Wadzinski	41	President/CEO/Director
James E. Lesch	60	Chief Financial Officer, Director
John F. Sheffs	80	Director and Secretary/Treasurer of the Board of Directors

Jason K. Wadzinski founded Edict Systems in 1990 and has held the positions of Chairman, CEO and President since its inception. Since the merger of Edict and Advant-e Corporation, Mr. Wadzinski has served as Chairman, CEO and President of Advant-e and is currently CEO of Edict Systems. He has over 20 years of experience in Information Technology. He currently leads the Company’s strategic initiatives and product offerings. Since founding the Company, he has led the Company from offering an EDI translation software product to the successful launch of its Internet-based offerings in 1999. Prior to founding the Company, he was an EDI professional with a manufacturer of recreational products sold through the retail industry. Mr. Wadzinski is an Air Force Veteran.

James E. Lesch was named Chief Financial Officer and was appointed to the Company’s Board of Directors on April 25, 2005. During the prior 5-year period he served as Director of Accounting for Advant-e’s operating subsidiary, Edict Systems, Inc., and since September 30, 2002 he served as Director of Accounting for Advant-e Corporation. Mr. Lesch joined the Company in 1997 with over 25 years of business experience in accounting and finance, having been employed as a Controller for a publicly owned real estate, construction and development company, as a Certified Public Accountant with Deloitte & Touche, and as a financial and accounting manager with other public and privately owned companies. He taught accounting at Ohio State University and earned an MBA degree from Ohio State University and a BS degree from Bowling Green State University.

John F. Sheffs has been a Director of Edict Systems, Inc. since 1995. Mr. Sheffs was President/CEO/Director and sole Shareholder of Electro Sales Associates, Inc., a manufacturers’ representative company that sold various electronics products to manufacturing companies located in the eastern half of the United States. Mr. Sheffs’ experience includes a career that spans several decades as a business executive in management and entrepreneurship, with special emphasis and skills in sales and marketing.

No family relationship exists among directors and executive officers.

No legal proceedings occurred during the last five years that are material to an evaluation of the ability or integrity of any director or executive officer.

The Company’s stock is currently not listed on any exchange. The stock is traded on the over-the-counter Bulletin Board. As a result, the Company is not required to have, and does not have, an audit committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth as of September 21, 2005, the number and percentage of the outstanding shares of common stock which, according to the information supplied to the Company, were beneficially owned by (i) each person who is currently a director of the Company, (ii) each executive officer, (iii) all current directors and executive officers of the Company as a group, and (iv) each person who, to the knowledge of the Company, is the beneficial owner of more than 5% of the outstanding common stock.

Except as otherwise indicated, the persons named in the table have sole voting and dispositive power with respect to all shares beneficially owned, subject to community property laws where applicable.

(i)	The following table has been completed for each Director of the Company:

	September 21, 2005			After Full Exercise Of Outstanding Warrants
Name and Address	Common Shares	Options	Percent of Class	Common Shares	Options	Percent of Class
Jason Wadzinski C/O Edict Systems, Inc. 2680 Indian Ripple Rd. Dayton, OH 45440	3,658,508	0	57.4	3,658,508	0	56.3

John F. Sheffs C/O Edict Systems, Inc. 2680 Indian Ripple Rd. Dayton, OH 45440	311,338	0	4.9	311,338	0	4.8

James E. Lesch C/O Edict Systems, Inc. 2680 Indian Ripple Rd. Dayton, OH 45440	0	0	0	0	0	0

(ii)	The following table has been completed for each Executive Officer of the Company:

	September 21, 2005			After Full Exercise Of Outstanding Warrants
Name and Address	Common Shares	Options	Percent of Class	Common Shares	Options	Percent of Class
Jason Wadzinski C/O Edict Systems, Inc. 2680 Indian Ripple Rd. Dayton, OH 45440	3,658,508	0	57.4	3,658,508	0	56.3

James E. Lesch C/O Edict Systems, Inc. 2680 Indian Ripple Rd. Dayton, OH 45440	0	0	0	0	0	0

(iii)	The following table has been completed for all Directors and Executive Officers of the Company as a group:

	September 21, 2005			After Full Exercise Of Outstanding Warrants
	Common Shares	Options	Percent of Class	Common Shares	Options	Percent of Class
All Officers and Directors as a Group (3 persons)	3,969,846	0	62.2	3,969,846	0	61.1

(iv)	The following table has been completed for those persons known to the Company as beneficial owners of five percent or more of the Company’s voting common stock:

	September 21, 2005			After Full Exercise Of Outstanding Warrants
Name and Address	Common Shares	Options	Percent of Class	Common Shares	Options	Percent of Class
Jason Wadzinski C/O Edict Systems, Inc. 2680 Indian Ripple Rd. Dayton, OH 45440	3,658,508	0	57.4	3,658,508	0	56.3

Total shares outstanding:	6,378,714			6,498,714

DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $.001 per share; with 6,378,714 issued and outstanding September 21, 2005. The holders of the common stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of shareholders is taken. Voting rights are non-cumulative. The holders of shares of the common stock are entitled to receive dividends when, as and if declared by the board of directors, out of funds legally available therefore and to share pro-rata in any distribution to shareholders. The Company anticipates that any earnings will be retained for use in the business for the foreseeable future and therefore not distributed as dividends. Upon liquidation, dissolution, or winding up, the holders of the common stock are entitled to receive the net assets held by the Company after distributions to creditors. The holders of our common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock. The outstanding shares of the common stock and the shares offered hereby will not be subject to further call or redemption and will be fully paid and non-assessable.

In 2001 the Company issued seven 15% Convertible Subordinated Notes for cash in the aggregate principal amount of $525,000. Notes in the aggregate principal amount of $170,000 have been paid in full. Notes in the aggregate principal amount of $355,000 were converted into 334,906 shares of the Company’s common stock in November and December 2003 at $1.06 per common share; in addition, the accrued interest at December 5, 2003 on one of the notes that was subsequently paid in full was converted into 21,735 shares of the Company’s common stock. The former Note holders were issued warrants whereby they could acquire 750,000 shares of the Company’s common stock at a price of $1.205 per common share. The warrants expire on several dates in 2005, except for 75,000 warrants that expire on December 5, 2006.

In 2002 the Company issued six 10% Convertible subordinated Notes. The Notes were converted into 227,274 shares of the Company’s common stock in December 2003 at $1.10 per common share. The former Note holders were issued warrants whereby they could acquire 250,000 shares of the company’s common stock at a price of $1.25 per common share. These warrants expire on September 27, 2005.

In 2001 the Company issued warrants to an unrelated third party for the purchase of 20,000 shares of the Company’s common stock at $1.48 per common share, exercisable through June 25, 2006.

On February 15, 2005 a warrant holder exercised warrants for 50,000 shares at $1.205 per share for a total cash price of $60,250.

In August 2005 the Company amended the warrants issued with the Convertible Subordinated Notes to provide a cashless exercise option for exchanging the warrants for common stock having a market value of no more than $1.35 per common share. Nine warrant holders subsequently exchanged their warrants for 83,797 shares using the cashless exercise option rather than exercise their warrants by paying cash to acquire 850,000 common shares.

As a result of the above, 100,000 warrants issued in connection with the Convertible Subordinated Notes are outstanding. Holders of these warrants, by using the cashless exercise option, could exchange these warrants prior to the expiration dates of the warrants for up to a maximum of 9,908 common shares.

No preferred stock, debt securities or other securities are being offered or registered.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The financial statements at December 31, 2004 and 2003 and for the fiscal years ended December 31, 2004 and 2003 included in this prospectus have been audited by J.D. Cloud & Co. L.L.P., Independent Registered Public Accounting Firm, 120 East Fourth Street, Cincinnati, Ohio 45202, for the periods and to the extent as set forth in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of said firm as experts in accounting and auditing.

The legality of the common stock included in this prospectus will be passed upon for us by Barbara L. Sager Co., L.P.A., Dayton, Ohio but purchasers of our common stock should not rely on Barbara L. Sager Co., L.P.A. with respect to any other matters.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT

LIABILITIES

The Company’s certificate of incorporation and bylaws contain provisions indemnifying the directors and executive officers against liabilities. In the certificate of incorporation, the Company has eliminated the personal liability of the directors and executive officers to the Company and its shareholders for monetary damages for breach of their fiduciary duty, including acts constituting gross negligence. However, in accordance with Delaware law, a director will not be indemnified for a breach of its duty of loyalty, acts or omissions not in good faith or involving intentional misconduct or a knowing violation or any transaction from which the director derived improper personal benefit.

In addition, the bylaws further provide that the Company may advance to the directors and officers expenses incurred in connection with proceedings against them for which they are entitled to indemnification. The Company has also agreed to indemnify, defend, and hold harmless each of the officers and directors to the fullest extent permissible by law with regard to any and all loss, expense or liability, including payment and advancement of reasonable attorney’s fees, arising out of or relating to claims of any kind, whether actual or threatened, relating in any way to their service to us. The Company plans to memorialize these provisions in written agreements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

No transaction, proposed transaction or series of transactions occurred in the last two years and through the date of this filing directly or indirectly, between the Company and any director or executive officer that exceeded $60,000 during the last two years.

DESCRIPTION OF BUSINESS

Advant-e Corporation was incorporated in the State of Delaware on March 9, 1994. On April 10, 2000, Advant-e acquired all of the issued and outstanding shares of its wholly-owned and sole operating subsidiary, Edict Systems, Inc., which was incorporated in the State of Ohio in September of 1994. Advant-e Corporation and Edict Systems, Inc. are collectively referred to herein as the “Company”.

The Company, via its wholly-owned subsidiary Edict Systems, Inc. is a provider of business-to-business (“B2B”) electronic commerce (“e-commerce”) products and services, offering comprehensive, standards-based and proprietary solutions for businesses of all sizes. The Company develops, markets, and supports B2B e-commerce software products and provides Internet-based communication and e-commerce data processing services that help businesses process reoccurring transactions required in the electronic procurement of goods and services and other B2B relationships.

The Company’s software products enable businesses to engage in e-commerce with one another by allowing companies to fully integrate e-commerce data into their business infrastructure and operations as well as allowing smaller companies the ability to manually process electronic transactions.

The Company also provides consultative services for its customers, generally small and medium sized suppliers to large buying organizations wherein it acts as a liaison between the buyers and their suppliers to interface with the buyer on behalf of the Company’s customers. Customers consist of businesses across a number of industries throughout the United States and Canada.

Advant-e specializes in B2B e-commerce transaction services via EnterpriseEC(R), an Internet-based Electronic Business Transaction Network and Trading Community Management Platform, and web-based EDI and Electronic Commerce solutions for small and medium size companies. The Company markets its web-EDI solutions within specific vertical industries with branded web sites including www.GroceryEC.com, www.RetailEC.com, www.CPGSupplier.com, www.LogisticsEC.com, and www.MfgEC.com as well as the non-vertical site www.WebEDI.com. In addition to Internet and web-based e-commerce solutions, Edict also provides e-commerce integration and bar coding applications via its FORMULA_ONE(R) translation software and Bar Code Label Modules as well as software solutions provided by the Company’s business partners. Revenue from these e-commerce integration and bar coding software applications continues to decline as anticipated and accounted for 3% of total revenue in 2004.

The following is a description of the Company’s four principal business products/services:

1. Web-based Electronic Commerce/Electronic Data Interchange (web-EDI) document processing systems (WebEDI.com) and branded vertical industry sites such as GroceryEC.com, RetailEC.com, CPGSupplier.com, MfgEC.com, and LogisticsEC.com, etc. GroceryEC.com is the Company’s first vertical industry business-to-business web-based e-commerce site and accounts for most of the Company’s revenues. GroceryEC.com is a web-based system for allowing manufacturers and brokers in the grocery industry to conduct electronic commerce with grocery retailers. GroceryEC.com allows its subscribers to send and receive electronic purchase orders, invoices, price changes, item information, promotional contracts, advance ship notices, and other documents via a web-based service. The grocery retailing industry has changed dramatically due to technological advances with EDI making many of these changes feasible. The strength of the Company’s business model is that the party that has a large influence on the buying decision, the major grocery retailers (“hubs”), is not the party that pays for the service; the suppliers (“spokes”) who use GroceryEC.com pay for it. The large retailers increase the return on their existing EDI investment, and smaller and medium-sized suppliers gain efficiencies at a very reasonable cost. At September 21, 2005, web-EDI supported more than 160 hubs and had approximately 3,300 production spokes (primarily GroceryEC) generating transaction revenues. Several other vertical industry sites are in use (RetailEC.com, MfgEC.com, and CPGSupplier.com) and others are planned for future release. In addition to the Internet domain names mentioned, the Company owns FoodServiceEC.com, AutomotiveEC.com, HealthcareEC.com, PetroleumEC.com, HighTechEC.com, EZEC.com, EasyEC.com, DrugStoreEC.com, and others.

2. Internet-based Business-to-Business Electronic-Commerce Network Services—EnterpriseEC.com. The Company’s Electronic Trading Network (ETN) and trading community management platform began generating revenue in the third quarter of 2002. An ETN is an Internet-based service that is an alternative to higher-cost traditional Value Added Networks.

The Company markets this service to its GroceryEC.com and other web-EDI customers as well as customers of other existing Value Added Networks.

3. Electronic Commerce and Bar Coding Software-Formula_One EDI software and Bar Code Label Modules. In addition to Internet and web-based e-commerce solutions, the Company also provides electronic commerce integration and bar coding applications via its Formula_One translation software and Bar Code Label Modules. Revenues from these products are steadily declining as the Company continues to emphasize its Internet-based electronic commerce products that have more growth and profit potential. In 2005 the Company is sunsetting its software business, so that little if any revenue can be expected from these products after 2005. The Company intends on leveraging business partners to provide integration software and services to existing and future software customers as well as providing hosted solution options.

4. Value-Added Applications. Using data stored for other services, the Company intends on providing value-added web-based applications to current and future customers that includes data mining, processing and reporting. These products are currently in the pre-development stage.

For items 1 and 2 above, the Company’s EDI administration, technical support and systems maintenance personnel provide consultative services that enable the Company’s customers (suppliers) and their trading partners (usually buying organizations of large companies or “hubs”) to conduct EDI transactions, as requested by the hub, by interfacing with the hub on behalf of the Company’s customers to facilitate the establishment of their electronic (EDI) trading partner relationship. Because each hub has established processes in place to migrate a non-EDI supplier to an EDI-enabled supplier, and because these procedures vary among the hubs, the Company acts as a liaison between its customers and the hub to establish this EDI connection. Since most of the Company’s customers are small to medium-sized companies, they recognize that the Company has the resources and expertise to establish this connection for them. This trading partner connection and relationship, once established, is portable to other EDI service providers if the customer chooses to do so.

Time periods of these web-EDI agreements can be cancelled at any time by customers with 30-days prior written notice. EnterpriseEC agreements can be cancelled at any time during the first year with 90-days prior written notice and in subsequent years with 30-days prior written notice.

The Company is currently focusing on increasing subscription fees relating to its web-EDI services and EnterpriseEC.

The Market

Business-to-business e-commerce involves the automation of business processes and transactions through the use of computers and telecommunications to exchange and electronically process commercial information and transactions between businesses. In the 1980’s, the predominant technology for B2B e-commerce was Electronic Data Interchange (“EDI”), which involves the use of industry standards to conduct the exchange of business documents electronically. The transactions were communicated between businesses over private communication networks, known as VANs, which provided security, administration of trading partnerships, auditing, and delivery of electronic transactions. In the 1990’s, the Internet, because of its wider acceptance among businesses, became a viable option for conducting e-commerce instead of using private networks. This development greatly increased the opportunity for more businesses to participate in e-commerce due primarily to a perception of lower cost associated with using the Internet.

The advantages of B2B e-commerce typically include elimination of redundant data entry, a reduction in administration associated with processing paper documents, a reduction in lead-time necessary to process documents, the ability to reduce inventory based on “just in time” philosophies, and increased data accuracy. The use of data standards for e-commerce is important for companies with disparate computer systems to communicate business documents electronically in an effective manner.

As larger companies seek to garner the maximum return on their ability to do e-commerce, many of their smaller trading partners will require applications to manually process and generate electronic documents externally from their business systems until such a time that the volume of e-commerce transactions warrant the necessary investment to integrate the e-commerce data into their legacy systems. These smaller companies utilize PC-based software or web-based “portals” for processing and creating e-commerce documents to support their business partners.

Strategy

The Company plans to become a leading provider of B2B e-commerce software and solutions by providing software products and services to the B2B marketplace for the broadest possible distribution. By focusing on vertical markets within the B2B marketplace along with providing horizontal market solutions, the Company intends to provide solutions to a broad potential customer base.

There are two major components to conducting B2B e-commerce - communications and data processing.

In support of the first major component, communications, the Company has developed its EnterpriseEC service, which is an Internet-based e-commerce network providing similar functionality as traditional VANs, but at reduced prices due to using the Internet as a communications infrastructure instead of creating and maintaining a private network. EnterpriseEC can be used by companies that currently have e-commerce software in place, but are using traditional VANs by using secure file transfer protocol (“FTP”), EDI-INT, or any other direct method of transferring data that is acceptable to the customer.

In addition, EnterpriseEC communicates with traditional VANs via Internet connections with several VANs that interconnect with the other established VANs in the marketplace. EnterpriseEC also allows customers to transmit and receive data directly to the Company’s data center using other communications protocols such as asynchronous or bisynchronous, bypassing the Internet altogether. This is provided for those customers that have concerns about the Internet being used for B2B e-commerce due to security or availability concerns.

In support of the second major component of B2B e-commerce, data processing, the Company has developed both PC-based software and web-based solutions. The processing of e-commerce data falls into two general categories - those that are integrating the e-commerce data into their in-house legacy business systems and those that process and generate electronic documents manually (not integrated).

For companies that want to integrate e-commerce data into their in-house legacy business systems, EnterpriseEC has the ability to reformat data prior to transmission to the customer for integration purposes using custom developed applications, which are hosted on the EnterpriseEC computer systems.

For companies that want a stand-alone solution which produces readable documents of incoming e-commerce data and generates outgoing e-commerce documents by using data entry screens, the Company has developed a web-based solution for processing e-commerce data in a stand-alone environment (“Web EDI”). By generating readable reports of incoming electronic documents, and utilizing Java applets and/or HTML based entry screens for creating outgoing electronic documents, the Company has created an alternative to traditional e-commerce software and network services. The Company provides these web-based solutions via web-based portals that target specific industry segments.

The Company intends to utilize its many years of experience in the e-commerce industry to market EnterpriseEC horizontally to companies currently doing e-commerce as well as companies that will be conducting e-commerce in the future. Because EnterpriseEC is not industry specific and utilizes both standards-based data formats, as well as proprietary formats, any company doing e-commerce is a potential customer of EnterpriseEC.

The Company’s GroceryEC Web EDI solution is currently a leading provider of web-based B2B e-commerce in the grocery industry. The Company intends to duplicate the success of GroceryEC in other vertical industries where there is a high concentration of EDI usage among large buyers, but relatively low support from small and medium size suppliers.

The Company has also initiated a Hub and Spoke marketing program whereby large companies that have a need to conduct e-commerce with a broad business partner base can leverage the capabilities of EnterpriseEC and Web EDI at little or no cost to the large company, provided they meet certain criteria. These criteria consist of:

•	A minimum of 100 potential business partners not currently doing e-commerce with them;

•	A mandate to these business partners to conduct e-commerce combined with a penalty for non-compliance (such as an assessment or handling fee for processing paper-based documents) or an incentive for compliance (such as better payment terms);

•	The Hub must provide a list of targeted business partners to the Company;

•	The Hub must make their business partners aware that EnterpriseEC or its web EDI solutions are available to satisfy the mandate;

•	Establish a direct connection with EnterpriseEC via the Internet or other communications protocols.

No exclusive endorsement of the Company’s products are necessary by the Hub company to gain the benefits of the Hub and Spoke marketing program.

Management believes that the products and services offered by the Company, combined with the Hub & Spoke marketing program, offer a unique service in the B2B electronic commerce industry by combining the provision of network services to large companies at significantly reduced cost with web-based document processing capabilities for their trading partners which allows the large company to get 100% participation from their potential trading partners. This approach offers an excellent opportunity for Company growth.

Competition

The B2B e-commerce market is highly competitive. Numerous companies supply B2B e-commerce software products, private network services, Internet VAN services, and Web EDI capabilities. Many of the Company’s competitors have significantly greater financial and personnel resources than the Company, due in part either to their revenue and profitability, or their market capitalization. The Company’s competitors range from small companies with limited resources to large companies with substantially greater financial and marketing resources than the Company. The Company believes that existing competitors who compete with the Company in one segment of the market are likely to expand the range of their e-commerce services to include other market segments that the Company has targeted or will target. In addition, the barrier to entry into the Company’s markets is not large so it is likely that new competitors will enter the Company’s markets on an ongoing basis. Also, large telecommunication, media, and software companies may offer services in direct competition to the Company. The Company believes the principal competitive factors in the commercial B2B e-commerce industry include responsiveness to customer needs, efficiency in the delivery of solutions, ease of product use, quality of service, price and value. The Company believes it competes favorably with regard to these factors.

Intellectual and Proprietary Rights

The Company regards portions of its software products and other designs, including its web site designs, as proprietary and will attempt to protect them by all available means including trade secret laws, employee and third-party nondisclosure agreements, and built-in software protections.

Although the Company believes that its current technology and designs have been independently developed, there can be no assurance that the technology does not or will not infringe on the rights of others. The Company has no patents or registered copyrights pertaining to its products, and it may be possible for unauthorized third parties to copy certain portions of the Company’s products or to “reverse engineer” or otherwise obtain and use, to the Company’s detriment, information that the Company regards as proprietary. Moreover, the laws of some countries do not offer the same protection to the Company’s proprietary rights as do those of the United States and Canada. There can be no assurance that legal protections relied upon by the Company to protect its proprietary position will be adequate or that the Company’s competitors will not independently develop technologies that are substantially equivalent or superior to those utilized by the Company. It is the intention of the Company to apply for patent protection of any processes or business methods determined to be patentable and in the best interest of the Company to do so.

The Company owns United States trademark rights to “EnterpriseEC” and “FORMULA_ONE”. Other trademarks may be acquired by the Company if and when management determines that it is in the best interest of the Company to do so.

Third Party Technology

The Company incorporates in its products certain software licensed to it by other software developers. These include software components and objects licensed from various vendors. The Company also relies on licensed software development tools, database software, and server software from third party providers for the development and operation of its products.

If the Company was deprived of the right to use software incorporated in its products for any reason, or if the tools utilized in the development of its products were discontinued or the capabilities contained in future releases were not up to the standards set by the Company, there could be serious disruption to its business.

Employees

The Company believes its success depends to a significant extent on its ability to attract, motivate and retain highly skilled vision-oriented management and employees. To this end, the Company intends to focus on incentive programs for its employees and will endeavor to create a corporate culture that is challenging, rewarding and enhances the employees’ career development. As of September 21, 2005 the Company had a total of 38 full-time employees. Twenty-one employees are technical personnel engaged in developing, maintaining or providing technical support for the Company’s products and services, twelve employees are marketing and sales personnel, and five are involved in administration and finance.

Research and Development

The Company conducts research and development on two levels on a continuing basis. First, the Company continually studies the business processes in the B2B industry, as well as the vertical industries it targets. A pivotal part of the success of the Company’s products is in understanding the exact needs of its customers, and applying that knowledge to its products and services.

Second, core technology research, development, and engineering are conducted on a continual basis. New technologies associated with the Internet and standards for conducting e-commerce (such as extensible markup language or “XML”) and the commercial product development software that support it are continually being researched and incorporated into the Company’s products when deemed necessary.

The Company expended less than $25,000 in 2004 and 2003 for research and development. The Company includes such costs in its prices charged to its customers.

Government Regulation

Based upon its experience and knowledge of the industry, the Company believes that its products comply substantially with applicable regulations in the markets which the Company has targeted, however, there can be no assurances that future regulations or laws will not be adopted that would have an adverse effect on the Company. The Company cannot predict the extent or impact of future legislation or regulation by federal, state or local authorities.

The Company believes that it is in full compliance with the applicable rules and regulations of the Securities Exchange Commission and is in full compliance with applicable provisions of the Sarbanes-Oxley Act of 2002 and its regulations.

Reports to Security Holders

We are currently subject to the reporting requirements of the Securities Exchange Act, and we file periodic reports including annual Form 10-KSB and quarterly Form 10-QSB, and other information with the Securities and Exchange Commission (“Commission”). In addition, we will upon request, furnish shareholders with annual reports containing audited financial statements certified by our independent registered public accounting firm and interim reports containing unaudited financial information as it may be necessary or desirable. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to Advant-e Corporation, Attention: Investor Relations, 2680 Indian Ripple Rd., Dayton, OH 45440, telephone 937-429-4288. Our web site is www.advant-e.com and www.edictsystems.com.

For further information with respect to us and the securities hereby offered, reference is made to the registration statement and to the exhibits filed as part of it and to all other reports and information that we have filed with the Commission, which may be inspected and copied at the public reference facilities of the Commission in Washington D.C. Copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E. Room 1580, Washington, D.C. 20549, telephone 1-800-SEC-0330, at prescribed rates and are available on the World Wide Web at http://www.sec.gov. The Commission maintains on this web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Visitors to the site may access such information by searching the EDGAR database on the SEC’s web site.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

FORWARD LOOKING STATEMENTS

This Prospectus contains forward-looking statements, including statements regarding the expectations of future operations. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” or “continue” or comparable terminology are intended to identify forward-looking statements. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially depending on a variety of factors, many of which are not within the Company’s control. These factors include, but are not limited to, economic conditions generally and in the industries in which the Company may participate, competition within the chosen industry, including competition from much larger competitors, technological advances, and the failure to successfully develop business relationships. In light of these risks and uncertainties, you are cautioned not to place undue reliance on these forward-looking statements. The Company acknowledges that the safe harbor contained in the Litigation Reform Act of 1995 is not applicable to the disclosure in this Prospectus.

This item should be read in conjunction with the Financial Statements and other items contained elsewhere in this Prospectus.

PRODUCTS AND SERVICES

The Company through its wholly-owned subsidiary Edict Systems, Inc., is a provider of business-to-business (“B2B”) electronic commerce (“e-commerce”) products and services, offering Electronic Data Interchange (“EDI”) based and proprietary solutions for businesses of all sizes. The Company develops, markets, and supports B2B e-commerce software products and provides Internet-based communication and data processing services that enable businesses to process transactions electronically.

The Company’s software products enable businesses to integrate e-commerce data into their business and enable smaller companies to process electronic transactions.

The Company provides consultative services for its customers, generally small and medium sized suppliers of larger companies, where the Company interfaces between its customers and the buyers to facilitate the EDI connectivity required for document processing.

The following comprise the Company’s four principal business products/services:

•	Web EDI—Internet-based supply chain solution for the grocery and other industries

•	EnterpriseEC®—Internet-based Electronic Business Transaction Network Services

•	Formula_One®—EDI software and Bar Code Label Module software

•	Value-Added Applications—Internet-based solutions that enhance the value of electronic commerce capabilities

CRITICAL ACCOUNTING ESTIMATES AND POLICIES

Software Development Costs

The Company capitalizes software development costs and amortizes those costs over a three-year estimated economic life of the software applications. Internet technology can change and does change quickly. As a result, any or all of our products could have an economic life of less than (or more than) three years. In addition, our products could become economically obsolete if we cannot sell the products in the marketplace at a margin that is adequate to produce cash flow. We review quarterly the economic lives of our capitalized products, expected cash flow, and profitability of our products. Capitalized software costs are reported at the lower of unamortized cost or net realizable value.

Revenue Recognition for Web-EDI and EnterpriseEC subscription fees

The Company recognizes monthly subscription fees of $25 per month per customer ($45 if the Customer does not pay by credit card) and $5 per month per trading partner the customer connects to (up to 5 partners) upon the completion of one month of services. These fees are non-refundable. The Company recognizes transaction fees (document processing fees) upon completion of the processed transactions; these transactions are billed or charged to a customer’s credit card once per month at the end of a monthly period. These fees are non-refundable and are only billed after services are provided.

The Company recognizes as revenues one-time Account Activation Fees ($100 per new customer), Trading Partner Setup Fees ($50 per partner for web-EDI) and interconnect Setup Fees ($50 per interconnect) after the Company performs consultative work required in order to establish the electronic trading partnership between the customer and their desired trading partner. The Company’s EDI administration, technical support and systems maintenance personnel provide these consultative services that enable the Company’s customers (suppliers) and their trading partners (usually buying organizations of large companies or “hubs”) to conduct EDI transactions as requested by the hub by interfacing with the hub on behalf of the Company’s customers. Because each hub has established processes in place to migrate a non-EDI supplier to an EDI-enabled supplier, and because these procedures vary among the hubs, the Company acts as a liaison between its customers and the hub to establish this EDI connection. Since most of the Company’s customers are small to medium-sized companies, they recognize that the Company has the resources and expertise to establish this connection for them. This trading partner connection and relationship, once established, is portable to other EDI service providers if the customer chooses to do so.

Time periods of these web-EDI agreements can be cancelled at any time by customers with 30-days prior written notice. EnterpriseEC agreements can be cancelled with 90-days prior written notice during the first year and with 30-days prior written notice in subsequent years.

The Company periodically receives payments from customers in advance for the Company’s development of Web-EDI and EnterpriseEC applications designed to meet specific customer specifications for processing Internet transactions. The Company expects to re-sell some of these applications, with minor modifications, to other customers. The Company recognizes these advance payments as revenue over the contract period, typically twelve months. The Company recognizes revenue from the transaction fees that result from processing Internet transactions upon completion of the processed transactions at the end of each month. These transaction fees are non-refundable and are only invoiced after services are provided.

2004 RESULTS COMPARED TO 2003

Executive Summary

The Company’s 22% growth in revenue in 2004 and 118% increase in net income over 2003 were primarily the result of continued expansion and market acceptance of the Company’s internet-based subscription services including grocery industry web-EDI and EnterpriseEC and the Company’s continuing efforts to control costs.

The Company in 2004 produced cash flow from operating activities of $1,172,367 compared to $454,064 in 2003.

Revenues

Revenues increased by 22% in 2004 compared to 2003. This growth continued in the Company’s Internet-based subscription services, primarily from grocery industry web-EDI, which comprises 84% of total revenues in 2004, and from EnterpriseEC, which comprises 9% of total revenues in 2004.

The following table is a breakdown of 2004 and 2003 revenues by product and percentage growth over 2003:

	Revenues
	2004	2003	Growth (Decline)
Internet products and services			Amount	Percent
Web-EDI — GroceryEC	$3,032,831	2,479,306	553,525	22%
Web-EDI — other industries	133,743	76,458	57,285	75%
EnterpriseEC	334,809	204,436	130,373	64%

	3,501,383	2,760,200	741,183	27%
Software and software licenses	99,349	182,792	(83,443)	(46)%

	$3,600,732	2,942,992	657,740	22%

Suppliers in the grocery industry continue to accept GroceryEC as an effective solution that enables them to fulfill connectivity requirements of grocery retailers, as evidenced by our 22% growth in GroceryEC revenue in 2004. We currently support over 120 grocery companies (“hubs”), enabling the suppliers of those Hubs to process EDI business documents through GroceryEC.

Web-EDI revenues from industries other than grocery grew 75% in 2004. This growth occurred primarily in the consumer packaged goods supplier, manufacturing, automotive, entertainment and retail industries. We intend in 2005 to continue to concentrate sales and marketing efforts in these industries and to particularly target the automotive, and consumer packaged goods, and general merchandise retail industries. The technology of our web-EDI solution for the grocery industry is readily transferable, with some modification, to most other industries. We intend to continue to focus on identifying other vertical industries to leverage our Web-EDI technology.

Revenues from EnterpriseEC increased by 64% in 2004. While this growth in 2004 as well as the 233% growth in 2003 is significant, pricing pressures and the availability of alternate connectivity options have adversely affected the market for Internet-based Value Added Network services. EnterpriseEC is an integral part of our Web-EDI solutions and provides trading community management capabilities to our supported hubs. We are continually upgrading the functionality of EnterpriseEC as a Trading Community Management Platform and we are striving to target customers who desire value-added services beyond connectivity.

Revenues from software and license fees, which comprised only 3% of our revenue in 2004, continued to decline in 2004 as the Company focuses on Internet-based products and services.

Gross Margin

The Company’s gross margin was 66% in 2004 compared to 61% in 2003. The improved gross margin resulted from increased revenue in 2004 coupled with relatively fixed costs of technical, operations and customer support labor that more than offset increased depreciation, amortization, and other direct operating costs.

Marketing, general and administrative expenses

Marketing, general and administrative expenses increased by $179,132 (13%) in 2004; as a percent of sales, however, these expenses decreased from 47% in 2003 to 43% in 2004. The increase in absolute dollars reflects primarily the Company’s continuing efforts to strengthen its sales and marketing programs and salary increases for key personnel.

Income taxes

Income taxes in 2004 are provided at statutory rates approximating 40%. In 2003, however, the Company increased the tax rate from 21% to 40% for valuing the net deferred tax asset, predicated on the Company’s profitable operating performance for the last half of 2003 and its expected continued profitability in 2004. As a result, the Company reported a relatively modest income tax expense of $9,246 in 2003.

Liquidity and Capital Resources

The Company in 2004 produced net cash flows from operating activities of $1,172,367, sufficient to acquire infrastructure software and equipment totaling $183,554, to pay off all remaining notes payable outstanding at December 31, 2003 of $94,965 and to increase Cash and cash equivalents by $728,444.

Capitalized Development Costs

The following table sets forth the cost and accumulated amortization of the products comprising the Software Development Costs asset at December 31, 2004:

Product	Cost	Accumulated Amortization	Net
Web EDI (includes GroceryEC)	$428,260	428,260	—
Web EDI enhancements	317,937	117,183	200,754
EnterpriseEC	470,661	372,606	98,055

Total	$1,216,858	918,049	298,809

Web-EDI, principally GroceryEC, is the Company’s largest and primary source of revenue. Sales of EnterpriseEC continued to grow in 2004, growing by 64% to $334,809. We anticipate continued growth of EnterpriseEC product revenues and cash flows.

Commitments

Other than the operating lease commitments as described in Note 9 to the consolidated financial statements included elsewhere in this Prospectus, the Company has no additional commitments that are reasonably likely to have a material effect on the Company’s financial condition or operating performance.

Recently Issued Accounting Pronouncements

In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” The Issue’s objective is to provide guidance for identifying other-than-temporarily impaired investments. EITF 03-1 also provides new disclosure requirements for investments that are deemed to be temporarily impaired. In September 2004, the FASB issued a FASB Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until further notice. The disclosure requirements of EITF 03-1 are effective with this annual report for fiscal 2004. Once the FASB reaches a final decision on the measurement and recognition provisions, the company will evaluate the impact of the adoption of the accounting provisions of EITF 03-1.

In November 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 151, “Inventory Costs–an amendment of ARB No. 43, Chapter 4 (Issued 11/04), which clarifies the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company has no such inventory costs and as a result SFAS No. 151 has no effect on the Company’s financial statements.

In December 2004, the FASB issued SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67,” which references the financial accounting and reporting guidance for real estate time-sharing transactions in AICPA Statement of Position (SOP) 04-2, “Accounting for Real Estate Time-Sharing Transactions.” SFAS No. 152 will be effective for fiscal years beginning after June 15, 2005. The Company does not believe the adoption of SFAS No. 152 will have a material impact on its financial statements.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets–an amendment of APB Opinion No. 29,” which eliminates the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS No. 153 will be effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company does not believe the adoption of SFAS No. 153 will have a material impact on its financial statements.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123(R) will be effective for interim or annual reporting periods beginning on or after June 15, 2005. Since no such award plan is in place nor anticipated in the near future, the Company does not believe the adoption of SFAS No. 123(R) will have a material impact on its financial statements.

RESULTS FOR SIX MONTHS ENDED JUNE 30, 2005 COMPARED TO SIX MONTHS ENDED JUNE 30, 2004

Revenue

Revenue for the second quarter of 2005 of $1,076,385 exceeded revenue for the second quarter of 2004 of $851,982 by $224,403, or 26%. Revenue for the six months ended June 30, 2005 of $2,115,873 exceeded revenue for the six months ended June 30, 2004 of $1,690,617 by $425,256, or 25%. On a quarter-to-quarter basis, revenue in the second quarter of 2005 increased by $36,897, or 4%, over revenue in the first quarter of 2005.

The following table details revenues by product and percentage growth for the quarter and the six months ended June 30, 2005 and 2004, respectively:

	Quarter Ended June 30,			Six Months Ended June 30,
	2005	2004	Growth (Decline)	2005	2004	Growth (Decline)
Internet products and services
Web—EDI—groceryEC	$838,306	$729,456	15%	1,645,679	$1,432,875	15%
Web—EDI—other industries	111,213	25,968	328%	218,015	54,177	302%
EnterpriseEC	108,202	71,218	52%	209,165	136,438	53%

	1,057,721	826,642	28%	2,072,859	1,623,490	28%
Software and software licenses	18,664	25,340	(26)%	43,014	67,127	(36)%

	$1,076,385	851,982	26%	2,115,873	1,690,617	25%

Our Web-EDI service for the grocery industry continues to provide the largest source of revenue for the Company. The Company is a leading provider of web-based B2B e-commerce in the grocery industry with its GroceryEC service. Revenue from other industries including retail and automotive grew at a rate in excess of 300% reflecting the Company’s continuing attempts to increase market share for Web-EDI services in industries other than grocery. Revenues from the sale of software and software licenses continue to decline as the Company focuses on Internet products and services.

Gross Margin

The Company’s gross margin, as a percent of revenue, was relatively constant at 65% in the second quarter of 2005 compared to 64% in the second quarter of 2004 and 64% in the first six months of both 2004 and 2005.

Expenses

Marketing, general and administrative expenses amounted to approximately 47% of revenue in the second quarter of 2005 compared to 42% in the second quarter of 2004, and 46% in the first six months of 2005 compared to 42% in the first six months of 2004. These percentage increases as well as absolute dollar increases of $140,305 in the second quarter and $260,863 in the first six months reflect the increased cost of the Company’s continuing efforts to strengthen its sales and marketing programs designed to increase market penetration in the grocery industry and to diversify more rapidly into industries other than the grocery industry; and for salary increases for key personnel.

Income taxes

Income taxes are recorded at 40% in 2005 and 2004, respectively, reflecting statutory rates for Federal and state income taxes.

Net income

Net income in the second quarter of $120,270 increased by 14% over net income reported in the first quarter of 2005 and by 12% over net income reported in the second quarter of last year, indicating that the Company’s revenue increases are beginning to exceed the additional costs of its sales and marketing efforts, infrastructure improvements and additional personnel costs.

Capitalized Development Costs

The following table sets forth the cost and accumulated amortization of the products comprising the Software Development Costs asset at June 30, 2005:

Product	Cost	Accumulated Amortization	Net
Web EDI (including GroceryEC)	$428,260	428,260	—
Web EDI enhancements	362,246	173,378	188,868
EnterpriseEC	470,661	451,050	19,611

Total	$1,261,167	1,052,688	208,479

Web EDI, including GroceryEC, is the Company’s largest and primary source of revenue and continues to grow. Sales of EnterpriseEC continue to grow in 2005, up 53% compared to the first six months of 2004. Based on our ongoing review of the marketplace and our marketing efforts we expect cash flow and revenue from EnterpriseEC services to continue.

Liquidity and Capital Resources

In the first six months of 2005, net cash flows from operating activities was $526,131, which added to the Company’s cash position and was used to fund additional investments in software development costs and equipment purchases. The Company’s cash and cash equivalents increased by $467,353 during this period to $1,412,245.

In February 2005 the Company received $60,250 cash proceeds for the issuance of 50,000 shares of the Company’s common stock as a result of the exercise of warrants at $1.205 per common share.

DESCRIPTION OF PROPERTY

The Company presently leases 12,000 square feet of office space as its principal place of business at 2680 Indian Ripple Rd. Dayton, OH 45440. The term of the lease is through September 30, 2008. Rent under the lease is $8,332 per month, or $99,984 per year. The lease has a three-year renewal period available at the Company’s option. The lease rate in the renewal period, if exercised, will increase by a maximum amount of 5% per year. Lease payments include substantially all maintenance and repairs, and real estate taxes and utilities. The Company has a right of first refusal on 7,000 square feet of adjacent office space.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Prior to May 4, 2000 the Company’s common stock was traded on the OTC Bulletin Board under the symbol “TWIP”. From May 4, 2000 the Company’s stock was traded on the pink sheets until December 13, 2000 when it began trading on the Over the Counter Bulletin Board with the symbol “AVEE”.

The following table sets forth, during the periods indicated, the range of high and low bid prices for the Company’s common stock on the OTC Bulletin Board. Such high and low bid information reflects inter-dealer quotes, without retail mark-up, mark down or commissions and may not represent actual transactions.

	High	Low
FISCAL 2003
Quarter ended:
March 31, 2003	$1.450	1.130
June 30, 2003	1.500	1.020
September 30, 2003	2.250	1.300
December 31, 2003	1.750	1.300
FISCAL 2004
Quarter ended:
March 31, 2004	2.700	1.300
June 30, 2004	2.750	2.000
September 30, 2004	2.250	1.400
December 31, 2004	2.250	1.250
FISCAL 2005
Quarter ended
March 31, 2005	1.650	1.050
June 30, 2005	1.250	0.900
July 1, 2005 to September 19, 2005	$1.450	1.120

As of September 21, 2005 the Company had approximately 317 registered holders of record of common stock. Some of those registered holders are brokers who are holding shares for multiple clients in street names. Accordingly, the Company believes the number of actual shareholders of common stock exceeds the number of registered holders of record.

The Company has never paid any cash or stock dividends. The Company presently intends to reinvest earnings, if any, to fund the development and expansion of the Company and therefore, does not anticipate paying dividends on common stock in the foreseeable future. The declaration of dividends will be at the discretion of the Board of Directors and will depend upon the Company’s earnings, financial position, general economic conditions and other pertinent factors.

No securities are authorized for issuance under equity compensation plans. The Company plans to implement an employee stock option plan at an undetermined future date, subject to the approval of shareholders.

EXECUTIVE COMPENSATION

All compensation for all services rendered for the Company’s executive officers and members of its Board of Directors, for the six months ended June 30, 2005, and for the fiscal years 2004, 2003 and 2002 are as follows:

Name and title	Salary	Board of Directors Fees	Total Compensation
Jason K. Wadzinski, President, CEO, Director
Six months ended June 30, 2005	$85,000	5,000	90,000
2004	103,390	10,000	113,390
2003	79,092	7,500	86,592
2002	62,400	10,000	72,400
John F. Sheffs, Secretary and Treasurer Board of Directors, and Director
Six months ended June 30, 2005		5,000	5,000
2004		10,000	10,000
2003		7,500	7,500
2002		10,000	10,000
James E. Lesch, Chief Financial Officer, Director
Six months ended June 30, 2005	45,000	2,500	47,500

Jason K. Wadzinski and James E. Lesch are the executive officers of the Company. No payments classified as long-term compensation, other annual compensation, or all other compensation were made. The Company has no long-term incentive plans.

Fees to Directors are paid at the discretion of the Board of Directors.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we file periodic reports and other information with the Securities and Exchange Commission (“Commission”). In addition, we will furnish shareholders with annual reports containing audited financial statements certified by our independent accountants and interim reports containing unaudited financial information as it may be necessary of desirable. We will provide without charge to each person who receives a copy of this prospectus, upon written or oral request, a copy of any information that is incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless the exhibits are themselves specifically incorporated by reference). Such request should be directed to Advant-e Corporation, Attention: Investor Relations, 2680 Indian Ripple Rd., Dayton, OH 45440, telephone 937-429-4288. Our web site is http://www.advant-e.com and http://www.edictsystems.com.

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, post-effective amendment No. 2, that became effective on November 2, 2005 pursuant to Section 8(a) of the Securities Act of 1933 with respect to the securities being offered. This prospectus does not contain all of the information set forth in that Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to exhibits to the registration statement for the complete text. For further information with respect to us and the securities hereby offered, reference is made to the registration statement and to the exhibits filed as part of it, which may be inspected and copied at the public reference facilities of the Commission in Washington D.C. Copies of such material can be obtained from the Public Reference Section of the Commission, 100 F Street, N.E. Room 1580, NW, Washington, D.C. 20549, telephone 1-800-SEC-0330, at prescribed rates and are available on the World Wide Web at: http://www.sec.gov. The Commission maintains on this web site on the Internet that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Visitors to the site may access such information by searching the EDGAR database on the SEC’s web site.

LEGAL MATTERS

The legality of the common stock included in this prospectus has been passed upon for us by Barbara L. Sager, Co., L.P.A., Dayton, Ohio but purchasers of our common stock should not rely on Barbara L. Sager, Co. with respect to any other matters.

The interim financial statements of the Company included herein have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Although certain information normally included in financial statements prepared in accordance with U. S. generally accepted accounting principles may have been condensed or omitted, the Company believes that the disclosures are adequate. The unaudited interim financial statements included reflect all adjustments which, in the opinion of management, are necessary to present a fair statement of the results for the interim periods. The results for interim periods are not necessarily indicative of trends or of results to be expected for a full year. It is suggested that these unaudited interim financial statements be read in conjunction with the annual audited financial statements and notes thereto for the year ended December 31, 2004, included herein.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED BALANCE SHEET (UNAUDITED)

June 30, 2005
Assets
Current Assets
Cash and cash equivalents	$1,412,245
Accounts receivable, net	303,116
Prepaid expenses and deposit	32,710

Total current assets	1,748,071

Software development costs, net	208,479
Property and equipment, net	294,934

Total assets	$2,251,484

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$109,210
Accrued salaries and other expenses	106,545
Income taxes payable	174,100
Deferred revenue	84,160

Total current liabilities	474,015

Deferred income taxes	159,000

Total liabilities	633,015

Shareholders’ equity
Common stock, $.001 par value; 20,000,000 shares authorized; 6,294,917 outstanding	6,295
Paid-in capital	1,535,784
Retained earnings (deficit)	76,390

Total shareholders’ equity	1,618,469

Total liabilities and shareholders’ equity	$2,251,484

The accompanying notes to consolidated condensed financial statements are an integral part of these statements.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue	$1,076,385	851,982	2,115,873	1,690,617
Cost of revenue	374,335	310,264	763,379	604,481

Gross margin	702,050	541,718	1,352,494	1,086,136
Marketing, general and administrative expenses	501,680	361,375	977,015	716,152

Income before taxes	200,370	180,343	375,479	369,984
Income tax expense	80,100	73,000	150,100	148,400

Net income	$120,270	107,343	225,379	221,584

Basic earnings per share	$0.02	0.02	0.04	0.04

Diluted earnings per share	$0.02	0.02	0.04	0.03

Weighted average shares outstanding	6,294,917	6,244,917	6,281,657	6,244,917

Weighted average shares outstanding, assuming dilution	6,294,917	6,722,654	6,281,657	6,627,694

The accompanying notes to consolidated condensed financial statements are an integral part of these statements.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)

	Six Months Ended June 30,
	2005	2004
Cash flows from operating activities:
Net income	$225,379	221,584
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	51,389	34,099
Amortization of software development costs	134,639	164,014
Deferred income taxes	(32,000)	148,400
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(12,722)	(28,533)
Prepaid expenses	(6,290)	6,825
Accounts payable	69,529	32,803
Accrued salaries, interest and other expenses	6,735	16,359
Income taxes payable	148,100	—
Deferred revenue	(58,628)	31,348

Net cash flows from operating activities	526,131	626,899

Cash flows from investing activities:
Purchases of equipment	(74,719)	(126,614)
Software development costs	(44,309)	(84,245)

Net cash flows from investing activities	(119,028)	(210,859)

Cash flows from financing activities:
Issuance of common stock	60,250	—
Payments on notes	—	(94,965)
Payments of direct costs of securities registration	—	(7,945)

Net cash flows from financing activities	60,250	(102,910)

Net increase in cash and cash equivalents	467,353	313,130
Cash and cash equivalents, beginning of period	944,892	216,448

Cash and cash equivalents, end of period	$1,412,245	529,578

Supplemental disclosures of cash flow items: Interest paid	$—	3,014

The accompanying notes to consolidated condensed financial statements are an integral part of these statements.

ADVANT-E CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (Unaudited)

June 30, 2005

Note 1: Basis of Presentation

The accompanying unaudited consolidated financial statements include the accounts of Advant-e Corporation and its wholly-owned subsidiary Edict Systems, Inc. (the “Company”). Inter-company accounts and transactions are eliminated in consolidation.

The statements have been prepared in accordance with U.S. generally accepted accounting principles for interim financial information and the instructions to Form 10-QSB. Accordingly, they do not include all of the information and notes to financial statements required by U.S. generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited consolidated condensed financial statements include all adjustments considered necessary for a fair presentation of financial position, results of operations, and cash flows for the interim periods.

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Results of operations for the six months ended June 30, 2005 are not necessarily indicative of the results to be expected for the full year ending December 31, 2005. These unaudited consolidated condensed financial statements should be read in conjunction with the consolidated financial statements, accounting policies, and financial notes thereto included in Advant-e Corporation’s 2004 Form 10-KSB filed with the Securities and Exchange Commission.

Note 2: Software Development Costs

Software development costs at June 30, 2005 and the changes during the six months then ended are summarized as follows:

	Cost	Accumulated Amortization	Net
Balance, December 31, 2004	$1,216,858	918,049	298,809
Additions	44,309	—	44,309
Amortization	—	134,639	(134,639)

Balance, June 30, 2005	$1,261,167	1,052,688	208,479

The unamortized costs relate exclusively to internal use software and costs associated with web site development and related enhancements.

The ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in software and hardware technologies. Impairment of asset value is considered whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Note 3: Deferred revenue

Deferred revenue is comprised of the following:

	June 30, 2005	December 31, 2004
Annual software license fees recognized as revenue ratably over twelve months	$32,304	56,259
Amounts received for customized Web EDI and EnterpriseEC development recognized as revenue over twelve months when services are performed	51,856	56,541
Advance payments from a customer in exchange for discounted future services recognized as revenue monthly as services are performed	—	29,988

	$84,160	142,788

Note 4: Income taxes

Income tax expense consists of the following:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Current expense	$84,100	—	182,100	—
Deferred expense (benefit)	(4,000)	73,000	(32,000)	148,400

Total income tax expense	$80,100	73,000	150,100	148,400

The current tax expense for the three months ended June 30, 2004 of $136,900 and for the six months ended June 30, 2004 of $214,000 was offset by the benefit from a net operating loss carryforward.

The following is a reconciliation of income tax at the federal statutory rate of 34% to the income tax expense:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Income taxes at federal statutory rate	$68,000	61,000	128,000	125,500
State income taxes	12,100	12,000	22,100	22,900

Income tax expense	$80,100	73,000	150,100	148,400

Note 5: Earnings per share

The reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations for the three months and the six months ended June 30, 2005 and 2004, respectively, follows:

	Income (Numerator)	Average Shares (Denominator)	Per Share Amount
Three months ended June 30, 2005
Basic and diluted earnings per share:
Net income available to shareholders	$120,270	6,294,917	$0.02
Effect of potentially dilutive securities:
Outstanding warrants	—	—	—

Net income available to shareholders with assumed exercise of warrants	$120,270	6,294,917	$0.02

Three months ended June 30, 2004
Basic earnings per share:
Net income available to shareholders	$107,343	6,244,917	$0.02
Effect of potentially dilutive securities:
Outstanding warrants	—	477,737	—

Diluted earnings per share:
Net income available to shareholders with assumed exercise of warrants and conversion of convertible subordinated notes	$107,343	6,722,654	$0.02

	Income (Numerator)	Average Shares (Denominator)	Per Share Amount
Six months ended June 30, 2005
Basic and diluted earnings per share:
Net income available to shareholders	$225,379	6,281,657	$0.04
Effect of potentially dilutive securities:
Outstanding warrants	—	—	—

Net income available to shareholders with assumed exercise of warrants	$225,379	6,281,657	$0.04

Six months ended June 30, 2004
Basic earnings per share:
Net income available to shareholders	$221,584	6,244,917	$0.04
Effect of potentially dilutive securities:
Outstanding warrants	—	374,959	(0.01)
Convertible subordinated notes	200	7,818	—

Diluted earnings per share:
Net income available to shareholders with assumed exercise of warrants and conversion of convertible subordinated notes	$221,784	6,627,694	$0.03

At June 30, 2005 the Company has 970,000 outstanding warrants for the purchase of the Company’s common stock, as follows: 700,000 shares at $1.205 per share; 250,000 shares at $1.25 per share; and 20,000 shares at $1.48 per share. The warrants expire as follows: 875,000 warrants between September 27, 2005 and December 13, 2005; 75,000 warrants through December 5, 2006; and 20,000 through June 25, 2006.

Warrants for 50,000 shares at $1.205 per common share were exercised in February 2005.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Advant-e Corporation and Subsidiary

Dayton, Ohio

We have audited the accompanying consolidated balance sheets of Advant-e Corporation and Subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Advant-e Corporation and Subsidiary as of December 31, 2004 and 2003, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ J.D. Cloud & Co. L.L.P.

Certified Public Accountants

Cincinnati, Ohio

February 4, 2005

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

At December 31, 2004 and 2003

	2004	2003
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$944,892	216,448
Accounts receivable, net	290,394	215,895
Prepaid expenses and deposit	26,420	16,187
Deferred income taxes	—	266,400

TOTAL CURRENT ASSETS	1,261,706	714,930

SOFTWARE DEVELOPMENT COSTS, net	298,809	481,678
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $235,614 at December 31, 2004 and $154,977 at December 31, 2003	271,604	168,687

TOTAL ASSETS	$1,832,119	1,365,295

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$39,681	72,172
Accrued salaries and other expenses	99,810	71,867
Income taxes payable	26,000	—
Deferred revenue	142,788	90,931
Notes payable	—	94,965

TOTAL CURRENT LIABILITIES	308,279	329,935

LONG-TERM LIABILITIES
Deferred income taxes	191,000	156,000

TOTAL LIABILITIES	499,279	485,935

SHAREHOLDERS’ EQUITY
Common stock, $.001 par value; 20,000,000 shares authorized; 6,244,917 outstanding	6,245	6,245
Paid-in capital	1,475,584	1,491,427
Retained earnings deficit	(148,989)	(618,312)

TOTAL SHAREHOLDERS’ EQUITY	1,332,840	879,360

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,832,119	1,365,295

The accompanying notes are an integral part of the consolidated financial statements.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

For the years ended December 31, 2004 and 2003

	2004	2003
Revenue	$3,600,732	2,942,992
Cost of Revenue	1,239,179	1,146,680

Gross Margin	2,361,553	1,796,312
Marketing, general and administrative expenses	1,562,621	1,383,489

Operating income	798,932	412,823
Interest	2,209	188,402

Income before taxes	796,723	224,421
Income tax expense	327,400	9,246

Net income	$469,323	215,175

Basic earnings per common share	$0.08	0.04

Diluted earnings per common share	$0.07	0.04

Weighted average common shares outstanding	6,244,917	5,702,751

Weighted average common shares outstanding, assuming dilution	6,587,285	5,794,365

The accompanying notes are an integral part of the consolidated financial statements.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended December 31, 2004 and 2003

	Common Stock		Paid-in Capital	Retained Earnings (Deficit)	Total
	Shares	Amount
Balance January 1, 2003	5,661,002	$5,661	850,459	(833,487)	22,633
Net income				215,175	215,175
Conversion of convertible subordinated notes to common stock	583,915	584	627,456		628,040
Direct costs of securities registration			(11,238)		(11,238)
Warrant issued with convertible subordinated note			24,750		24,750

Balance December 31, 2003	6,244,917	6,245	1,491,427	(618,312)	879,360
Net income				469,323	469,323
Direct costs of securities registration			(15,843)		(15,843)

Balance December 31, 2004	6,244,917	$6,245	1,475,584	(148,989)	1,332,840

The accompanying notes are an integral part of the consolidated financial statements.

ADVANT-E CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended December 31, 2004 and 2003

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$469,323	215,175
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	80,637	51,517
Amortization of software development costs	332,430	290,852
Deferred income taxes	301,400	9,246
Amortization of note discount resulting from valuation of warrants and beneficial conversion features	—	70,129
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(74,499)	(58,240)
Prepaid expenses	(10,233)	37,213
Accounts payable	(32,491)	(86,148)
Income taxes payable	26,000	—
Accrued salaries and other expenses	28,776	21,433
Accrued interest	(833)	(94,151)
Deferred revenue	51,857	(2,962)

Net cash flows from operating activities	1,172,367	454,064

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of equipment	(183,554)	(48,615)
Software development costs	(149,561)	(137,574)

Net cash flows from investing activities	(333,115)	(186,189)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on notes	(94,965)	(138,929)
Payments of direct costs of securities registration	(15,843)	(11,238)

Net cash flows from financing activities	(110,808)	(150,167)

NET INCREASE IN CASH AND CASH EQUIVALENTS	728,444	117,708
Cash and cash equivalents, beginning of year	216,448	98,740

CASH AND CASH EQUIVALENTS, END OF YEAR	$944,892	216,448

SUPPLEMENTAL DISCLOSURE OF CASH FLOW ITEMS:
Interest paid	$3,042	212,424
Non-cash transactions
Conversion to common stock of convertible subordinated notes and related accrued interest	—	628,040
Fair value of warrants issued with convertible subordinated notes	—	24,750

The accompanying notes are an integral part of the consolidated financial statements.

ADVANT-E CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

NOTE 1 - BASIS OF PRESENTATION, ORGANIZATION AND OTHER MATTERS

Nature of Operations

Advant-e Corporation through its wholly-owned subsidiary, Edict Systems, Inc. (collectively, the “Company”), develops and markets electronic data interchange and electronic commerce software products and services that enable its customers to send and receive business documents electronically in standard and proprietary formats. Customers consist of businesses across a number of industries throughout the United States.

Principles of Consolidation

The consolidated financial statements include the accounts of Advant-e Corporation and its wholly-owned subsidiary, Edict Systems, Inc. Inter-company accounts and transactions are eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates used in preparing these financial statements include those considered in assessment of recoverability of capitalized software development costs, those used in the issuance of detachable stock warrants, and those used in recording net deferred tax assets and net deferred tax liabilities. It is at least reasonably possible that the significant estimates used will change within the next year.

Cash Equivalents

The Company classifies as cash equivalents all highly liquid investments with original maturities of three months or less.

Accounts Receivable and Credit Policies

Accounts receivable are uncollateralized customer obligations due under normal trade terms generally requiring payment upon receipt of invoice or within thirty days.

Accounts receivable are stated at the amount billed to the customer. Customer account balances with invoices dated over 30 days old are considered delinquent.

The carrying amount of accounts receivable is reduced by a valuation allowance that reflects management’s best estimate of the amounts that will not be collected. Management considers account balances that are over 90 days old as having a high probability of uncollectibility and generally includes those amounts in the valuation allowance. In addition, management individually reviews accounts receivable balances and, based on an assessment of current creditworthiness, estimates the account balances that will not be collected and includes those amounts, if any, in the valuation allowance.

The allowance for uncollectible accounts was $15,500 at December 31, 2004 and $5,000 at December 31, 2003.

Software Development Costs

The Company accounts for the costs of computer software that it develops for internal use and costs associated with operation of its web sites in accordance with the American Institute of Certified Public Accountants Statement of Position (“SOP”) 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” and Emerging Issues Task Force (“EITF”) No. 00-2 “Accounting for Web Site Development Costs”. Such capitalized costs represent solely the salaries and benefits of employees working on the graphics and content development stages, or adding functionality or features. Under SOP 98-1 and EITF No. 00-2, overhead, general and administrative and training costs are not capitalized. The Company accounts for the costs of computer software that it sells, leases and markets as a separate product in accordance with Financial Accounting Standards Board Statement No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed”. Capitalized costs are amortized by the straight-line method over the remaining estimated economic lives of the software application, generally three years, and are reported at the lower of unamortized cost or net realizable value.

Property and Equipment

Property and equipment consist of office equipment and leasehold improvements carried at cost. Costs of normal maintenance and repairs are charged to expense as incurred. Impairment of asset value is considered whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Depreciation is provided using straight line and accelerated methods for financial reporting purposes at rates based on useful lives of three to seven years.

Debt Discount and Amortization

Debt discount recognized in connection with equity instruments issued with debt (beneficial conversion features and detachable warrants) is amortized to interest expense over the life of the underlying debt as an estimate of the cost of the financing event. The discount was fully amortized at December 31, 2003. Amortization of debt discount amounted to $70,129 in 2003.

Revenue Recognition

The Company recognizes revenues in accordance with the Securities Exchange Commission Staff Accounting Bulletin 101 (SAB 101), which requires the Company to recognize revenue when, in addition to other criteria, delivery has occurred or services have been rendered.

Revenues from software product sales are recognized when the product is shipped. Ongoing software license fees are recognized ratably over the license period, generally twelve months.

Revenues from Internet-based products and services (Web-EDI and EnterpriseEC, etc) are comprised of four components—account activation and trading partner set-up fees, monthly subscription fees, usage based transactional fees and customer payments for the Company’s development of applications designed to meet specific customer specifications.

Revenues earned from account activation and trading partner set-up fees are recognized after the Company performs consultative work required in order to establish an electronic trading partnership between the customer and their desired trading partners. Trading partnerships, once established, require no ongoing effort on the part of the Company and customers are able to utilize the electronic trading partnerships either directly with their customers or via a service provider other than the Company.

Revenues earned from monthly subscriptions are recognized after the monthly subscription has elapsed.

Usage based transactional fees are recognized upon completion of processing those transactions.

Revenue from customer payments for the Company’s development of applications designed to meet specific customer specifications is recognized over the twelve-month contract period.

Income Taxes

Deferred income taxes are determined using the liability method of accounting. Under this method, the net deferred tax asset or liability is determined based on the tax effects of temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Advertising

All advertising costs are expensed as incurred. Advertising was $5,674 in 2004 and $1,229 in 2003.

Segment Reporting

Financial Accounting Standards Board Statement No. 131, “Disclosure about Segments of an Enterprise and Related Information” established standards for the reporting and disclosure of information about operating segments for public businesses. The Company’s business is comprised of one segment—the development and sale of electronic data interchange and electronic commerce products and services.

Reclassifications

Certain prior period data presented in the financial statements has been reclassified to conform with the current year presentation.

Recently Issued Accounting Pronouncements

In March 2004, the FASB approved the consensus reached on the Emerging Issues Task Force (EITF) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.”

In September 2004, the FASB issued a FASB Staff Position (FSP) EITF 03-1-1 that delays the effective date of the measurement and recognition guidance in EITF 03-1 until further notice. The company will evaluate the impact of the adoption of the accounting provisions of EITF 03-1 once the FASB reaches a final decision.

In November and December 2004, the FASB issued Statement of Financial Accounting Standards (SFAS) No. 151, “Inventory Costs–an amendment of ARB No. 43, Chapter 4,” SFAS No. 152, “Accounting for Real Estate Time-Sharing Transactions—an amendment of FASB Statements No. 66 and 67” and SFAS No. 153, “Exchanges of Nonmonetary Assets–an amendment of APB Opinion No. 29.” The Company does not believe that SFAS No. 151, 152, and 153 will have a material impact on its financial statements.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which establishes standards for transactions in which an entity exchanges its equity instruments for goods or services. This standard requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. This eliminates the exception to account for such awards using the intrinsic method previously allowable under APB Opinion No. 25. SFAS No. 123(R) will be effective for interim or annual reporting periods beginning on or after June 15, 2005. Since no such award plan is in place nor anticipated in the near future, the Company does not believe the adoption of SFAS No. 123(R) will have a material impact on its financial statements.

NOTE 2 - SOFTWARE DEVELOPMENT COSTS

Software development costs at December 31, 2004 and 2003 and the changes during the years then ended are summarized as follows:

	Cost	Accumulated Amortization	Net
Balance, January 1, 2003	$929,723	294,767	634,956
Additions	137,574		137,574
Amortization expense		290,852	(290,852)

Balance, December 31, 2003	1,067,297	585,619	481,678
Additions	149,561		149,561
Amortization expense		332,430	(332,430)

Balance, December 31, 2004	$1,216,858	918,049	298,809

The unamortized costs at December 31, 2004 relate exclusively to internal use software and costs associated with the web site development and related enhancements.

The ongoing assessment of recoverability of capitalized software development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future revenues, estimated economic life and changes in software and hardware technologies. Impairment of asset value is considered whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

NOTE 3 - NOTES PAYABLE

During 2003, $120,000 of Convertible Subordinated Notes were paid in full and $605,000 (plus accrued interest of $23,040) were converted into 583,915 shares of the Company’s common stock.

At December 31, 2003 the Company had outstanding a $50,000 15% Convertible Subordinated Note, a 5.54% per year commercial bank note payable of $4,965, and an 8% per year unsecured demand note payable to the Company’s President that totaled $40,000. These notes and all related accrued interest were paid in full in the first quarter of 2004.

Amounts related to warrants and beneficial conversion features of Convertible Subordinated Notes previously issued by the Company were recognized as interest expense totaling $70,129 in 2003.

NOTE 4 - LINE OF CREDIT

The Company has a bank line of credit to borrow up to $100,000 at the bank’s prime commercial interest rate. The line of credit is renewable annually at the bank’s option. Any borrowings under this line of credit are collateralized by substantially all the Company’s assets. The Company has no borrowings under this agreement at December 31, 2004 or 2003, respectively.

NOTE 5 - PROFIT SHARING PLAN

The Company has a 401(k) pension plan covering employees who choose to participate in the Plan. Company contributions are discretionary. The Company made no contributions to the plan in 2004 or 2003.

NOTE 6 - INCOME TAXES

Income tax expense consists of the following:

	2004	2003
Current expense	$26,000	—
Deferred expense	301,400	9,246

Total income taxes	$327,400	9,246

In 2004, the Company utilized the remaining tax benefit of $323,951 of net operating loss carryforwards. The current tax expense for 2004 was partially offset by this benefit. Current tax expense for 2003 of approximately $121,300 was fully offset by the benefit from a net operating loss carryforward.

The following is a reconciliation of the income tax expense to the amount computed at the statutory rate of 34%:

	2004	2003
Income tax expense at statutory rate	$270,886	76,303
State income taxes	56,514	17,673
Change in net deferred tax assets attributable to change in the rate expected to apply when the net tax benefits are utilized	—	(108,574)
Non-deductible interest on debt discount amortization	—	23,844

Income tax expense	$327,400	9,246

Deferred taxes consisted of the following at December 31:

	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$—	323,951
Accounts payable and accrued expenses	55,369	57,282
Allowance for uncollectible accounts	6,200	2,000
Deferred revenue from license fees	57,115	36,372

Total deferred tax assets	118,684	419,605

Deferred tax liabilities:
Capitalized software costs, net of accumulated amortization	119,524	192,671
Accounts receivable	122,357	88,358
Depreciation for tax purposes in excess of depreciation for financial reporting purposes	59,961	24,334
Prepaid expenses	7,842	3,842

Total deferred tax liabilities	309,684	309,205

Net deferred tax asset (liability)	$(191,000)	110,400

NOTE 7 - EARNINGS PER SHARE

The reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations for the years ended December 31, 2004 and 2003 follows:

	Income (Numerator)	Shares (Denominator)	Per Share Amount
Year Ended December 31, 2004
Basic earnings per share:
Income available to common shareholders	$469,323	6,244,917	$0.08
Effect of dilutive securities:
Outstanding warrants	—	338,491	(0.01)
Convertible Subordinated Notes	200	3,877	—
Diluted earnings per share:
Income available to common shareholders plus assumed exercise and conversion

	$469,523	6,587,285	$0.07

Year ended December 31, 2003
Basic earnings per share:
Income available to common shareholders	$215,175	5,702,751	0.04
Effect of dilutive securities:
Outstanding warrants	—	91,614	—
Convertible Subordinated Notes	—	—	—
Diluted earnings per share:
Income available to common shareholders plus assumed exercise

	$215,175	5,794,365	$0.04

At December 31, 2004, the Company has 1,020,000 outstanding warrants for the purchase of the Company’s common stock, as follows: 750,000 shares at $1.205 per common share; 250,000 shares at $1.25 per common share; and 20,000 shares at $1.48 per share. The warrants expire as follows: 925,000 warrants between September 27, 2005 and December 13, 2005; 75,000 warrants, which were issued on December 5, 2003, through December 5, 2006; and 20,000 during the period from June 25, 2002 to June 25, 2006.

Warrants for 50,000 shares at $1.205 per common share were exercised in February 2005.

NOTE 8 – FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of deposits in a large Ohio-based regional bank, which exceed federally insured limits, and trade accounts receivable. The Company manages the risk regarding deposits in banks by using high quality financial institutions. Credit risk with respect to trade accounts receivable is limited due to the large number of primarily domestic customers who are geographically dispersed.

The carrying amounts and estimated fair value of the Company’s financial instruments at December 31, 2004 and 2003 approximates fair value. Financial Accounting Standards Board Statement No. 107, “Disclosures About Fair Value of Financial Instruments,” defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties.

NOTE 9 - OPERATING LEASES

The Company is obligated under operating leases for computer equipment through February 2005 and for office space through September 2005. In addition, the Company leased storage space in 2003 from its President under a monthly lease that was terminated in November 2003. Lease expense was $141,790 in 2004 and $213,939 in 2003, including $16,927 in 2003 to the Company’s President.

At December 31, 2004 the minimum annual lease payments under these lease agreements for 2005 are $73,508, with no minimum annual lease payments due thereafter.

The office space lease has two consecutive three-year renewal options at rates that cannot increase by more than 5% per year. Lease payments include substantially all maintenance and repairs, real estate taxes and utilities.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING

AND FINANCIAL DISCLOSURE

On February 10, 2003, the Board of Directors of Advant-e Corporation engaged the firm of J.D. Cloud & Company, LLP (“Cloud”) as the Company’s independent auditors, replacing the firm of Battelle & Battelle, LLP (“Battelle”), which was dismissed by the Board of Directors.

Battelle’s report on the Company’s financial statements for each of the two most recent audited fiscal years ended December 31, 2000 and December 31, 2001, did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During 2001 and 2002 and during the subsequent interim periods preceding the decision to change independent accountants, the Company had no disagreements with Battelle on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of Battelle, would have caused Battelle to make reference to the subject matter of the disagreement in connection with its report on the Company’s financial statements. Moreover, there were no reportable events, as described in Item 304(a)(1)(v) of Regulation S-K.

The Company provided Battelle with a copy of the foregoing disclosures. A copy of Battelle’s letter to the Securities and Exchange Commission dated February 13, 2003 stating Battelle’s agreement with such disclosures, was filed with Form 8-K filed by the Company on February 13, 2003.

During 2001 and 2002 and during the subsequent interim periods preceding the decision to engage Cloud as its independent auditors, neither the Company, nor anyone acting on behalf of the Company, consulted Cloud regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any reportable event (as described in Item 304(a)(1)(v)) of Regulation S-K).